Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

UNIVERSITY GENERAL HEALTH SYSTEM, INC.,

UGHS AUTIMIS BILLING, INC.,

UGHS AUTIMIS CODING, INC.,

UGHS ER SERVICES, INC.,

UGHS HOSPITALS, INC.,

UGHS MANAGEMENT SERVICES, INC.,

UGHS SUPPORT SERVICES, INC.,

UNIVERSITY HOSPITAL SYSTEMS, LLP,

AND

UNIVERSITY GENERAL HOSPITAL, LP

(collectively “Debtors”)

and

FOUNDATION SURGICAL HOSPITAL HOLDINGS, LLC

(“Buyer”)

dated

November 6, 2015

i

Section 10.06	Governing Law	51
Section 10.07	Jurisdiction	51
Section 10.08	WAIVER OF JURY TRIAL	51
Section 10.09	Counterparts; Effectiveness; Third Party Beneficiaries	51
Section 10.10	Entire Agreement	52
Section 10.11	Severability	52
Section 10.12	Time of Essence	52
Section 10.13	Certain Acknowledgements and Limitations	52

EXHIBITS

Exhibit A	Facility Locations

SCHEDULES

Schedule 1.01-A	Medicare Provider Agreement
Schedule 2.02	Other Retained Assets
Schedule 3.01	Corporate Existence and Power
Schedule 3.04	Governmental Authorization
Schedule 3.06	ERISA Plans
Schedule 3.07	Environmental Matters
Schedule 3.11	Tax Items
Schedule 3.12	Affiliate Transactions
Schedule 3.15(b)	Claims Related To Government Reimbursement Programs
Schedule 5.04	Desired 365 Contracts
Schedule 6.04(b)	Assumed ERISA Plans

THIS AGREEMENT IS SUBJECT TO REVIEW AND APPROVAL BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS AFTER NOTICE AND OPPORTUNITY FOR HEARING

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of November 6, 2015, by and among Foundation Surgical Hospital Holdings, LLC, a Nevada limited liability company, or an Affiliate to which this Agreement is assigned in accordance with its terms (“Buyer”), and University General Health System, Inc., a Nevada corporation (“Seller Parent”), UGHS Autimis Billing, Inc., a Texas corporation, UGHS Autimis Coding, Inc., a Texas corporation, UGHS ER Services, Inc., a Texas corporation, UGHS Hospitals, Inc., a Texas corporation, UGHS Management Services, Inc., a Texas corporation, UGHS Support Services, Inc., a Texas corporation, University Hospital Systems, LLP, a Delaware limited liability partnership, and University General Hospital, LP, a Texas limited partnership (“Hospital LP”) (singly, “Debtor” and collectively, “Debtors”). Buyer and Debtors are sometimes referred to collectively herein as the “Parties” and singly as a “Party.”

RECITALS

A. On February 27, 2015 (the “Petition Date”), the Debtors each filed voluntary petitions under Chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, which cases are being jointly administered under Case No. 15-31086 (the “Bankruptcy Cases”);

B. UGHS Hospitals, Inc., a Texas corporation (“UGHS Hospitals”), owns 99.999% of the limited partnership interests of Hospital LP, representing all of the limited partner interest in the Hospital LP (the “LP Interests”), and University Hospital Systems LLP, a Delaware limited liability partnership (“UHS LLP” and, together with UGHS Hospitals, the “Equity Sellers”), owns 0.001% of the general partnership interests of the Hospital LP, representing all of the general partner interest in Hospital LP (the “GP Interests”);

C. Collectively, the Equity Sellers own 100% of the partnership interests of Hospital LP (the “Company Interests”);

D. The Debtors directly and indirectly through the Hospital LP are or were engaged in the business of (i) providing facilities, equipment and services at the acute care hospital (the “Hospital”) with its main facility located at 7501 Fannin Street, Houston, Texas (the “Hospital Facility”) and the additional locations listed on Exhibit A that furnish healthcare items and services to patients of the Hospital (together with the Hospital Facility, each a “Facility” and collectively, the “Facilities”), and (ii) operating clinics, ambulatory surgical centers, laboratories, pharmacies and other medical and health care facilities in connection therewith (the “Business”) and have continued in the possession of their assets and management of their Business pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

E. On the terms and conditions of this Agreement, and as authorized under Sections 363 and 365 of the Bankruptcy Code, the Debtors desire to sell to Buyer, and the Buyer desires to purchase from Debtors, the Company Interests and substantially all of the assets of the Debtors used in the Business; and

F. Debtors propose to obtain the approval of the Bankruptcy Court of this Agreement and the transactions contemplated hereunder in connection with the confirmation of a plan of reorganization in the Bankruptcy Cases and the entry of a Confirmation Order (as defined below) confirming such plan.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto, intending to be legally bound, and subject only to the required approvals of the Bankruptcy Court agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.01 Definitions.

The following terms, as used herein, have the following meanings:

“365 Contracts” means all Contracts that may be assumed by the Debtors pursuant to Section 365 of the Bankruptcy Code.

“Accounts Receivable” means, as of the Effective Time, all accounts receivable, trade receivables, notes receivables and all other receivables, whether accrued, current or overdue, of Debtors, in each case other than those that are expressly designated as Retained Assets.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For such purposes, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the opening paragraph hereof.

“Alternative Proposal” means any inquiry, offer, proposal or plan (whether or not in writing) (other than an offer or proposal by or on behalf of Buyer or any of its Affiliates) for, or any indication of interest in, or any transaction involving: (i) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving any of the Debtors that own, individually or in the aggregate, a material portion of the Assets of the Debtors that would constitute Transferred Assets if such Assets were held by Debtors at the Effective Time, (ii) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of Assets representing a material portion of the Transferred Assets outside the Ordinary Course of Business, (iii) any sale of equity interests representing, individually or in the aggregate, a majority of the voting power of any of the Debtors that, individually or in the aggregate, own a material portion of the Assets of the Debtors that would constitute Transferred Assets if such Assets were held by Debtors at the Effective

Time, (iv) a Restructuring Transaction, or (v) a stand alone plan of reorganization(s) filed by any of Debtors that, individually or in the aggregate, own a material portion of the Assets of the Debtors that would constitute Transferred Assets if such Assets were held by Debtors at the Effective Time and that is inconsistent with this Agreement, or (vi) any combination of the foregoing. The Parties agree and acknowledge that, notwithstanding anything in the previous sentence, none of the transactions or actions relating solely to the Retained Assets or a transaction consummated by a Chapter 7 trustee if the Bankruptcy Court has converted the Bankruptcy Cases to Chapter 7 shall be deemed to be an Alternative Proposal.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, order, injunction or judgment adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assets” means all assets, properties and rights (including all rights and benefits under Contracts) of every nature, kind, description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, whether now existing or hereinafter acquired, wherever located, and whether or not recorded or reflected, or required to be recorded or reflected, on a balance sheet or the books and records of any Person, and all right, title, interest and claims therein and thereto.

“Avoidance Actions” is defined in Section 2.02(i).

“Bankruptcy Cases” has the meaning set forth in the Recitals hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Bankruptcy Cases from time to time.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, the Local Rules of the United States District Court for the Southern District of Texas and the Local Rules of the United States Bankruptcy Court for the Southern District of Texas, each as now in effect or as hereafter amended, to the extent applicable to the Bankruptcy Cases or proceedings therein, as the case may be.

“Bidding Procedures Order” means the order of the Bankruptcy Court entered as Document 596-1 on October 6, 2015.

“Breakup Fee” means cash or other immediately available funds in an amount equal to 3% of the Purchase Price less the Expense Reimbursement.

“Budget” is defined in Section 3.10.

“Business” has the meaning set forth in the Recitals hereto.

“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as referenced in Bankruptcy Rule 9006(a)), on which nationally chartered commercial banks are open for business in Houston, Texas.

“Buyer” has the meaning set forth in the opening paragraph of this Agreement.

“Buyer Disclosure Statement Information” is defined in Section 6.01.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the Transactions or to perform its obligations hereunder and under the other Transaction Documents to which it is or will be a Party.

“Cash Deposits” means the total amount of any cash and negotiable instruments of the Debtors that constitute deposits securing any performance bonds, surety bonds, letters of credit, guarantees, utility deposits, security deposits or similar assurances outstanding as of the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Chosen Courts” is defined in Section 10.07.

“CHOW” is defined in Section 7.01(b).

“Claim” means a claim as defined in Section 101(5) of the Bankruptcy Code.

“Closing” is defined in Section 2.08(a).

“Closing Date” means the date of the Closing.

“CMS” is defined in Section 7.01(b).

“CMS Payment Amount” means the amount of fines, expenses or other amounts payable to CMS in connection with the resolution of the matters self-reported by Debtors to CMS pursuant to Section 2.13.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Interests” is defined in Recital C.

“Confidentiality Agreement” is defined in Section 7.06.

“Confirmation Hearing” means the hearing or hearings before the Bankruptcy Court at which the Bankruptcy Court will consider the Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code and will approve the Transactions, as such hearings may be adjourned or continued from time to time; provided, however, that if, at the option Buyer, the Transactions are approved by the Bankruptcy Court in the Sale Order, than the term “Confirmation Hearing” shall mean the hearing or hearings before the Bankruptcy Court to approve the Transactions, as such hearings may be adjourned or continued from time to time.

“Confirmation Order” means an order of the Bankruptcy Court in form and substance reasonably satisfactory to Buyer and Debtors confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and approving this Agreement and the Transaction Documents; provided, however, that if, at the option of the Buyer, the Transactions are approved by the Bankruptcy Court in the Sale Order, then the term “Confirmation Order” shall be deemed to include the Sale Order.

“Contract” means any contract, agreement, lease, indenture, note, bond, sale and purchase order, instrument or other commitment, whether oral or written (including any amendments or modifications thereto).

“Cost Reports” means all cost reports related to any of the Facilities filed pursuant to the requirements of any applicable Government Reimbursement Programs for cost-based payments or reimbursement due to or claimed by any Debtor or Facility from any applicable Government Reimbursement Programs or their fiscal intermediaries or payor agents, including all Cost Report receivables or payables and all related appeals and appeal rights.

“Cure Costs” means the amount necessary to cure defaults under any Desired 365 Contract and to compensate the non-debtor party for any actual pecuniary loss resulting from such defaults in order to assume and assign the Desired 365 Contract under Sections 365(a) and 365(f) of the Bankruptcy Code.

“Debtor” or “Debtors” has the meaning set forth in the opening paragraph of this Agreement.

“Debtors Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, or results of operations of the Business, (ii) the ability of the Debtors to conduct the Business, in the Ordinary Course of Business, or (iii) the ability of Debtors to perform their obligations under the Transaction Documents in material compliance with the requirements thereof or consummate the Transactions; provided, however, that any such material adverse effect that results from any of the following matters shall not be taken into account in determining whether a material adverse effect has occurred under this definition: (A) changes in financial or securities markets generally, (B) changes in general economic conditions in the United States, (C) matters identified as having a Debtors Material Adverse Effect in the Schedules to this Agreement, provided such identification is made at the time this Agreement is executed (D) the pendency of the Bankruptcy Cases, (E) the announcement, pendency or consummation of the sale of the Transferred Assets, (F) the inability to pay administrative expenses in the Bankruptcy Cases, or (G) actions taken or omissions made after the date of this Agreement with the express written consent of Buyer.

“Debtors’ Knowledge” means the actual knowledge of any of the following individuals: Hassan Chahadeh, Ed Laborde, Kris Trent and Harmonee Vice; provided that such individuals will be deemed to have actual knowledge of a particular matter if such individual reasonably should have known of such matter after reasonable inquiry with such individual’s direct reports with responsibility for the particular matter.

“Desired 365 Contracts” is defined in Section 5.04(a).

“DIP Facility” means the Debtor in Possession Credit and Security Agreement, dated as of March 5, 2015, by and among Debtors, as borrowers, MidCap Financial Trust, a Delaware statutory Trust (“MidCap”), as agent and a lender, and the other lenders from time to time parties thereto, approved by the Bankruptcy Court on or about July 13, 2015, as amended by Amendment No. 1 to Debtor in Possession Credit and Security Agreement, dated July 14, 2015, and Amendment No. 2 to Debtor in Possession Credit and Security Agreement, dated August 31, 2015, and as may be further amended, modified or supplemented from time to time.

“Effective Time” means 12:01 a.m. local time in Houston, Texas on the day after the Closing Date.

“End Date” is defined in Section 9.01(b).

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority to which any Debtor is a party relating to human health and safety, the environment or to pollutants, contaminants, wastes, chemicals, or toxic or other hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any (i) “employee benefit plans” (as defined in Section 3(3) of ERISA) and any bonus, stock option, stock purchase, restricted stock, equity based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Debtors, or any of their ERISA Affiliates is a party, with respect to which the Debtors, or any of their ERISA Affiliates has any obligation to or which are maintained, contributed to or sponsored by the Debtors or any of their ERISA Affiliates for the benefit of, any current or former employee, officer or director of the Debtors, (ii) employee benefit plan for which the Debtors could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (iii) plan in respect of which the Debtors could incur liability under Section 4212(c) of ERISA.

“Escrow Agent” means Wells Fargo Bank, National Association, or such other financial institution reasonably acceptable to Buyer and Debtors.

“Escrow Agreement” is defined in Section 2.11(a).

“Escrow Amount” is defined in Section 2.11(a).

“Excluded Contracts and Leases” is defined in Section 2.02(k).

“Expense Reimbursement” means cash or other immediately available funds in an amount equal to the reasonable and actual aggregate out-of-pocket costs and expenses incurred by Buyer in connection with or relating to (a) the negotiation and drafting of this Agreement, (b) Buyer’s due diligence investigation regarding the Transferred Assets and the Business, (c) the Bankruptcy Cases, and (d) the proposed acquisition by the Buyer of the Transferred Assets, including all reasonable fees and expenses of counsel, accountants, consultants and other advisers and professionals; provided, however, that the combined sum of the Expense Reimbursement and the Breakup Fee, if any, shall not exceed three percent (3%) of the Purchase Price.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, and (iii) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (ii) above have expired.

“GAAP” means generally accepted accounting principles in the United States as applied by the Debtors in preparation of the Budget.

“Governmental Authority” means any trans-national, domestic or foreign federal, state or local, governmental unit, authority, department, court, agency or official, including any political subdivision thereof.

“Governmental Payors” means Medicare and Medicaid.

“Government Reimbursement Programs” means the Medicare Program, the Medicaid Program, the federal TriCare program, and any other, similar or successor federal, state or local health care payment programs with or sponsored or funded in whole or in part by any Governmental Authority.

“Hazardous Materials” means chemicals, pollutants, radioactive material, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, nanoparticles or other substances that may have an adverse effect on human health or the environment.

“Healthcare Requirements” means the requirements of or with respect to Government Reimbursement Programs, Referral Laws, Patient Privacy Requirements, the False Claims Act, 31, U.S.C. Section 3729 et seq., as amended, and 42 U.S.C. Section 1320a-7k(d), 42 U.S.C. 1320a-7a(a), and the requirements for accreditation by The Joint Commission and/or HFAP, as applicable.

“HFAP” is defined in Section 3.14(c).

“Hospital” is defined in the Recitals.

“Hospital Facility” is defined in the Recitals.

“Intellectual Property Rights” means (i) inventions, reduced to practice or made the subject of one or more pending patent applications, (ii) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in all nations throughout the world and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in all nations throughout the world, (v) proprietary computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and know-how (including manufacturing and production processes and techniques and research and development information), (vii) databases and data collections, in each case solely to the extent related to seismic and geological data, (viii) copies and tangible embodiments of any of the foregoing, in whatever form, format or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (x) all rights in all of the foregoing provided by treaties, conventions and common law, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interest” means any right, title, interest, ownership, indicia of title or ownership, right of possession, or other legal, equitable or possessory interest of any kind.

“Intercompany Indebtedness” means all Liabilities owed by any Debtor to any other Debtor or to any Affiliate of any Debtor or by an Affiliate of a Debtor to a Debtor, including the Senior Living Receivable.

“Inventory” means all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables owned by the Debtors located at or within any Facility, and any other goods held for sale or lease or furnished under contracts of service, raw materials, supplies and work in process owned by the Debtors and related to the Business wherever located, whether or not in transit.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any kind or nature, whether accrued or not accrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or not asserted, determined, determinable or otherwise.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Debtors.

“Licenses” means all federal, state and local government authorizations, certificates of authority, certificates of need, provider agreements and licenses.

“Lien” means, with respect to any property or asset, any mortgage, lien, interest pledge, security interest, mechanics’ lien, materialman’s lien, statutory lien or right, whenever granted and including any “lien” as under Bankruptcy Code Section 101(37).

“Medicare Provider Agreement” means Hospital Medicare Provider and Supplier for Medicare Part A and Part B Agreement(s) listed on Schedule 1.01-A.

“Multiemployer Plan” means a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, which is not a Multiemployer Plan.

“Non-Foreign Affidavit” is defined in Section 2.08(b)(vii).

“Non-Transferable Assets” is defined in Section 5.04(d).

“Ordinary Course of Business” means the ordinary course of business of the Debtors, consistent in all material respects with the past custom and practice of the Debtors during the period beginning on the Petition Date and ending the date hereof; provided, however, that compliance with the Bankruptcy Code and Bankruptcy Rules or orders of the Bankruptcy Court by Debtors during the pendency of the Bankruptcy Cases shall not constitute a departure from the Ordinary Course of Business.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, certificate of formation or organization, partnership agreement, limited partnership agreement, operating agreement, limited liability company agreement or any other similar organizational documents of such Person.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Debtors.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Patient Privacy Requirements” means the applicable requirements of the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 as amended by the American Recovery and Reinvestment Act of 2009 and the implementing regulations thereunder governing the privacy of individually identifiable health information and the security of such information maintained in electronic form, or of any similar law of Texas.

“Payroll Tax Liability Amount” means the amount payable to the IRS for the full payment and discharge of all liability of the Pre-Petition Federal Payroll Tax Liabilities, including all liability of Debtors, and Debtors’ or their Affiliates’ officers, directors and managers.

“Permits” means all material governmental (whether federal, state or local) permits, Licenses, franchises, certificates, approvals or other similar authorizations.

“Permitted Post-Closing Liens” means (i) Liens on any Transferred Asset for utilities and Taxes not yet due and payable, (ii) Liens granted or reserved in Contracts that are Desired 365 Contracts, and (iii) with respect to the Company Interests, Liens arising under applicable state and federal securities laws, in the case of each of (i), (ii) and (iii) above, solely with respect to obligations that arise in and are attributable only to periods after the Closing.

“Person” means any person, entity or Governmental Authority of any nature whatsoever, specifically including an individual, firm, company, corporation, partnership, trust, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity or organization.

“Petition Date” has the meaning set forth in the Recitals hereto.

“Physician” means any licensed doctor of medicine or osteopathy, doctor of dental surgery or dental medicine, doctor of podiatric medicine, doctor of optometry, or chiropractor, or any group, partnership, corporation, association or other entity of whatever form, that is owned by one or more Physicians.

“Physician Owner” means a Physician (or immediate family member of the Physician) who has or had a direct or indirect ownership or investment interest in the Hospital or in an entity whose assets include the Hospital Facility. An “immediate family member” means husband or wife; birth or adoptive parent, child or sibling; stepparent, stepchild, stepbrother or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild. An “ownership or investment interest” is an ownership or investment interest as defined in 42 CFR §411.354.

“Plan” means a plan of reorganization to be proposed by the Debtors in the Bankruptcy Cases, as the same may be modified or amended from time-to-time, and providing for, among other matters, the approval of this Agreement, the other Transaction Documents and the Transactions.

“Post-Petition Accounts Payable” means (i) all accounts payable of the Debtors arising after the Petition Date in the Ordinary Course of Business that are not more than 40 days outstanding, but excluding amounts due under the DIP Facility and (ii) the unpaid wages, salaries and employer’s and employee’s Tax withholding obligations for Transferred Employees that are accrued and unpaid in the Ordinary Course of Business as of the Closing Date for the last period prior to the Closing which payroll obligations become due following the Closing.

“Pre-Petition Federal Payroll Tax Liabilities” means the unpaid FICA and FUTA liabilities of Debtors to the IRS relating to periods prior to the Petition Date that constitute priority claims under Section 507 of the Bankruptcy Code, including all interest and penalties thereon, in an aggregate amount not more than $7,900,000.

“Proceeding” means any action, claim, demand, audit, hearing, complaint, investigation, litigation, or suit commenced, brought, conducted, or heard by or before any Governmental Authority.

“Purchase Price” is defined in Section 2.07.

“Purchase Price Allocation” is defined in Section 2.09.

“Referral Laws” means Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn and related regulations (Prohibition Against Certain Referrals), commonly referred to as “Stark Law”, and 42 U.S.C. Section 1320a-7a(a)(5), and any other similar Texas laws.

“Regulatory Approvals” means, to the extent necessary in connection with the consummation of the transactions contemplated by this Agreement, any and all certificates, permits, Licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Authorities.

“Representatives” means, with respect to any Person, the officers, directors, employees, members, managers, partners, investment bankers, attorneys, accountants, consultants or other advisors, agents or representatives of such Person, when acting in such capacity on behalf of such Person.

“Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, restructuring, conversion, dissolution, transfer, liquidation, contribution of assets, or other transaction pursuant to which a reorganized Debtor merges with or transfers substantially all of its Assets and Liabilities to a reorganized Debtor or newly formed entity; provided, however, that a Restructuring Transaction shall not be deemed to occur if such Debtor or Debtors do not own, individually or in the aggregate, a material portion of the Assets of the Debtors that would constitute Transferred Assets if such Assets were held by the Debtors at the Effective Time.

“Retained Assets” is defined in Section 2.02.

“Retained Liabilities” is defined in Section 2.04.

“Sale Order” is defined in Section 8.01(b); provided, however, that if the Transactions are approved by the Bankruptcy Court in the Confirmation Order, then the term “Sale Order” shall be deemed to include the Confirmation Order.

“Senior Living Receivable” means the Liabilities owed to any Debtor by any of the following Affiliates of the Debtors: (i) UGHS Senior Living of Pearland, LLC; (ii) UGHS Senior Living of Port Lavaca, LLC; or (iii) UGHS Senior Living of Knoxville, LLC.

“Specifically Assumed Liabilities” is defined in Section 2.03.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Debtors, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Debtors to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Debtors for the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Refund” means any refund, credit, or offset of Taxes attributable to the assets, operations or Business of the Debtors for periods prior to the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“The Joint Commission” means the accrediting and certification organization for healthcare entities and programs.

“Third Party” means any Person other than a Party or its Affiliates.

“Transaction Documents” means this Agreement, the Escrow Agreement and any other agreement between or among Buyer and the Debtors that expressly states that it constitutes a Transaction Document for purposes of this Agreement, and all other agreements, documents and instruments entered into by Buyer, on the one hand, and the Debtors, on the other hand, as of or after the date hereof and at or prior to Closing in connection with the transactions contemplated hereby, (as each such document, agreement and instrument may be amended, supplemented or modified).

“Transaction Taxes” is defined in Section 2.10.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transferred Assets” is defined in Section 2.01.

“Voting Classes” means the classes of holders of Claims against and interests in the Debtors whose acceptance, individually or collectively, of the Plan is necessary to the confirmation of the Plan by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

“WARN Act” means the Workers Adjustment & Retraining Notification Act or any similar State law.

“Withholding Taxes” means all applicable federal, state or local income taxes and applicable employment (social security, unemployment insurance and Medicare) and other withholding obligations, in each case withheld from employees of the Debtors prior to Closing.

Section 1.02 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP, except as otherwise expressly set forth herein.

Section 1.03 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein and defined herein, have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. “Shall” and “will” have equal force and effect. The Parties and their counsel have reviewed the provisions of this Agreement and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets.

(a) Subject to, and on the terms and conditions of this Agreement, effective at the Effective Time, the Buyer shall purchase, acquire and accept from the Debtors, and the Debtors shall sell, convey, transfer, assign and deliver to the Buyer, all of the Debtors’ right, title and interest in and to all of the assets and properties of the Debtors used in the Business as of the Effective Time, save and except for the Retained Assets (the “Transferred Assets”), including the following:

(i) the Company Interests;

(ii) all Accounts Receivable;

(iii) to the extent legally assignable, the Desired 365 Contracts and all of Debtors’ interest under the Desired 365 Contracts;

(iv) except as and to the extent relating to any Retained Assets or Retained Liabilities and excluding all Avoidance Actions:

(A) all rights, claims, rebates, discounts and credits, performance and other bonds, including insurance claims relating to the Transferred Assets to the extent not paid on or before the Closing Date,

(B) advance payments and prepayments, prepaid rents and other prepaid assets,

(C) causes of action, rights of recovery, rights of setoff and rights of recoupment in favor of Debtors, and

(D) all rights in and under all express or implied guarantees, warranties (including manufacturers’ warranties), representations, covenants, indemnities and similar rights in favor of the Debtors;

(v) all equipment (including medical equipment and instruments), furniture, furnishings, computer hardware, communication equipment, supplies, fixtures, leasehold interests, materials, Inventory and other tangible personal property of any kind or type that is owned by the Debtors, used in the Business and located at or within any Facility;

(vi) to the extent legally assignable, the Medicare Provider Agreements;

(vii) to the extent legally assignable, all Owned Intellectual Property Rights and the goodwill associated therewith;

(viii) to the extent legally assignable, all Licensed Intellectual Property Rights, to the extent transferable under the terms thereof or Applicable Law, including the Bankruptcy Code;

(ix) all books and records of the Debtors, wherever located, relating to the Transferred Assets, including the following: sales records, books of account, invoices, inventory records, accounting records, Tax Returns with respect to the Transferred Assets, environmental records and studies, maintenance records, cost and pricing information, supplier lists, business plans, catalogues, quality control records and manuals, blueprints, research and development files, patent and trademark files; provided, however, that the Debtors shall retain a right to have a reasonable access to and copying of (including through its Representatives) the provisions within such materials related to Retained Assets or Retained Liabilities, the Debtors’ rights under the Transaction Documents or that are reasonably required with respect to any audit, investigation or inquiry of any Governmental Authority including Taxing Authorities with respect to periods prior to the Closing; provided further, however, that the Debtors and/or any Person authorized to act on behalf of the Debtors or their bankruptcy estates or to whom Retained Assets are transferred or assigned pursuant to a confirmed Plan, the Bankruptcy Code, or the Bankruptcy Rules (including without limitation a trustee, creditors’ committee, or liquidating trust (collectively, an “Authorized Person”)), shall have the right to access and copy any and all books and records of the Debtors as such Authorized Person, in its discretion, deems necessary to enable such Authorized Person to take any and all actions in connection with the Retained Assets as such Authorized Person is entitled and/or required to take under the Plan, the Bankruptcy Code, or the Bankruptcy Rules, including without limitation analyzing, evaluating, litigating, and compromising the Avoidance Actions, subject to any requirements or limitations imposed by the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations and applicable state privacy and confidentiality laws;

(x) the Organizational Documents of Hospital LP and its minute books, stock and ownership records and company seals and all other documents and records relating to the organization, maintenance, existence and federal income taxation of Hospital LP; provided, however, that the Debtors shall retain a right to have a reasonable access to and copying of (including through its Representatives) the provisions within such materials related to Retained Assets or Retained Liabilities, the Debtors’ rights under the Transaction Documents or that are reasonably required with respect to any audit, investigation or inquiry of any Governmental Authority including Taxing Authorities with respect to periods prior to the Closing; and

(xi) to the extent legally assignable, all Licenses and Permits, relating to the ownership of the Transferred Assets or used in the conduct of the Business.

(b) Except for Specifically Assumed Liabilities and Permitted Post-Closing Liens, all Transferred Assets and the Assets of Hospital LP shall be conveyed free and clear of all Liens, Claims, and Interests to the maximum extent allowed by Sections 363(f) and 1123 of the Bankruptcy Code.

Section 2.02 Retained Assets. Notwithstanding the foregoing, Buyer shall not acquire, and the Debtors (other than Hospital LP) shall retain, the following assets (the “Retained Assets”):

(a) cash and cash equivalents, including bank accounts, Cash Deposits and payments in transit;

(b) except for the Company Interests, the equity ownership of any Debtor’s Subsidiary, including the business of any such Subsidiary that is not a Debtor;

(c) all Intercompany Indebtedness;

(d) all insurance Contracts and all rights thereunder, including rights to credits and refunds arising from insurance Contracts (except claims under insurance Contracts relating to the Transferred Assets to the extent insurance proceeds have not been received prior to the Effective Time, which are part of the Transferred Assets);

(e) all claims, rights, defenses, offsets, recoupments, causes of action, credits, immunities or rights of set-off against Third Parties arising prior to the Effective Time with respect to the Retained Liabilities or the Retained Assets, except claims, rights, defenses, offsets, recoupments, causes of action, credits, immunities or set-off rights related to Medicare and Medicaid;

(f) except as provided in Section 2.01(a)(x), the Organizational Documents of the Debtors and their respective, minute books, stock and ownership records and corporate seals and all other documents and records relating to the organization, maintenance, existence and federal income taxation of the Debtors or its members;

(g) all Tax Assets, Tax deposits (including funds held by the Debtors in respect of Withholding Taxes or estimated income taxes) and Tax Refunds;

(h) all business and financial records, books, ledgers, files, plans, documents, correspondence, lists, and reports that relate solely to Retained Assets or Retained Liabilities;

(i) all rights, claims, causes of action and recoveries of Debtors under Sections 506(c), 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552(b), 553 or 724 of the Bankruptcy Code (collectively, “Avoidance Actions”) and all proceeds thereof;

(j) all rights, claims, rebates, discounts, credits and professional retainers incurred in connection with the Bankruptcy Cases;

(k) any executory Contracts or unexpired leases (“Excluded Contracts and Leases”) that are not assumed and assigned to Buyer pursuant to this Agreement, or that are otherwise terminated on or before the Effective Time;

(l) all of the Debtors’ rights under the Transaction Documents, including the Purchase Price; and

(m) the other assets listed on Schedule 2.02.

Section 2.03 Assumption of Liabilities. The Buyer shall assume, on the terms and subject to the conditions set forth herein, at the Closing and as of the Effective Time, only the following liabilities of Debtors (collectively, the “Specifically Assumed Liabilities”), and no others:

(a) liabilities arising after the Effective Time under Desired 365 Contracts and which were not required to be performed prior to Closing; provided that, all Cure Costs shall be paid by Debtors; and

(b) all Post-Petition Accounts Payable solely to the extent exclusively related to the Transferred Assets or the Transferred Employees who are employed by Buyer or its Affiliates effective as of or after the Closing.

Section 2.04 Retained Liabilities. The Transferred Assets are being sold free and clear of all Liens, Claims and Interests to the maximum extent allowed by Sections 363(f) and 1123 of the Bankruptcy Code other than Specifically Assumed Liabilities and Permitted Post-Closing Liens. Buyer is not assuming, shall not assume, and shall not be responsible for, and the Debtors expressly retain: (i) all liabilities and obligations of Debtors related to the Retained Assets, whether such liabilities and obligations arise before or after the Effective Time; and (ii) all other liabilities and obligations of Debtors whatsoever associated with the Transferred Assets, the Business or with any other properties, rights, contracts, or other assets of the Debtors, whether presently in existence or arising hereafter, known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated, or otherwise (clauses (i) and (ii) collectively, the “Retained Liabilities”). Except for Specifically Assumed Liabilities, Buyer shall not be obligated to assume or to perform or discharge, and does not assume or agree to perform or discharge, any of the following:

(a) any liability arising out of or relating to Debtors’ or any Third Party’s ownership or operation of the Business and the Transferred Assets prior to the Effective Time;

(b) any liability for any obligation or expense which under this Agreement shall be borne by the Debtors;

(c) any liability arising out of or related to the administration of the Debtors’ Bankruptcy Cases;

(d) any liability arising out of or related to any Excluded Contracts and Leases;

(e) any liability arising out of or related to any Third Party Claims against the Debtors, pending or threatened, including any tort Claims,

(f) any liability whether now existing or hereafter arising, under any Healthcare Requirements or Environmental Laws;

(g) any liability for brokerage fees of the Debtors;

(h) any liability for any Taxes related to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(i) the Cure Costs;

(j) all Intercompany Indebtedness; and

(k) except as expressly provided in Section 6.04(b), any liability arising from or related to the ERISA Plans, regardless of when arising.

Section 2.05 Transfer of Company Interests.

(a) At the Closing and subject to the terms and conditions in this Agreement, UGHS Hospitals shall deliver to Buyer or a Subsidiary of Buyer designated by Buyer an assignment of the LP Interests; provided, however, that such Person shall not be the same Person to which the GP Interests are assigned.

(b) At the Closing and subject to the terms and conditions in this Agreement, UHS LLP shall deliver to Buyer or a Subsidiary of Buyer designated by Buyer an assignment of the GP Interests; provided, however, that such Person shall not be the same Person to which the LP Interests are assigned.

(c) Debtors shall execute and deliver such documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to provide the following (collectively, the “Pre-Closing Transfers”): (i) Hospital LP shall convey, transfer, distribute, assign and deliver any and all of Hospital LP’s right, title and interest in and to all of the Retained Assets, and (ii) Debtors shall assume or cause to be assumed any and all Retained Liabilities that are liabilities of Hospital LP.

(d) If, following the Closing, Debtors or Buyer shall discover any failure to effectuate the Pre-Closing Transfers, Debtors and Buyer shall, and shall cause their applicable Affiliates to, for no additional consideration, promptly do such things and execute, acknowledge, and deliver any further documents and instruments of transfer (including bills of sale and assignment and assumption agreements, as applicable), in each case in form and substance reasonably satisfactory to Debtors and Buyer, as may be necessary or desirable to effectuate the Pre-Closing Transfers.

Section 2.06 Good Faith Deposit.

(a) On November 3, 2015 Buyer deposited with Seller Parent as a good faith deposit (the “Deposit”) the sum of One Million Dollars ($1,000,000), which is and shall continue to be held in a segregated, interest bearing client trust bank account of counsel to Seller Parent. Upon the Closing in accordance with the terms of this Agreement and the Transaction Documents, the Deposit will be applied against the Purchase Price in the manner provided in Section 2.07(b).

(b) If this Agreement is terminated pursuant to Section 9.01(e)(i), the Deposit together with all interest earned thereon shall immediately be paid to Debtors as a non-completion fee.

(c) If this Agreement is terminated for any reason other than pursuant to Section 9.01(e)(i), the Deposit and all interest thereon shall be returned to Buyer.

(d) At the Closing, the Deposit shall be paid to Debtors as provided in Section 2.07(b).

Section 2.07 Purchase Price.

(a) In consideration of the transfer of the Transferred Assets and in addition to assuming the Specifically Assumed Liabilities as provided above, Buyer agrees to pay or cause to be paid to the Debtors at the Closing the amount of $33,000,000 (the “Purchase Price”) payable as follows:

(i) The Payroll Tax Liability Amount, which shall be payable pursuant to the IRS Installment Arrangement as provided in Section 2.12.

(ii) The Escrow Amount, which Buyer shall pay to the Escrow Agent pursuant to Section 2.11.

(iii) Cash in an amount equal to the difference between (x) the Purchase Price, less (y) the Payroll Tax Liability Amount, and less (z) the Escrow Amount (such cash amount, the “Cash Payment”).

(b) At Closing, Buyer will pay or cause to be paid by wire transfer of immediately available funds to such bank account or accounts of the Debtors as specified in written instructions by the Debtors or their Representative to Buyer, an amount equal to the following without setoff, recoupment or other reduction:

(i) the Cash Payment;

(ii) minus, the Deposit, which shall be retained and disbursed by Seller Parent for the benefit of the Debtors.

Section 2.08 Closing.

(a) The closing of the Transactions (the “Closing”) shall take place at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002 commencing at 10:00 a.m. on December 31, 2015, or such other date or location as the Parties may mutually determine; provided, however, that all of the conditions of Closing set forth in Article 8 hereof must have been satisfied or waived (other than those conditions which by their terms are not to be satisfied until the Closing, but subject to the waiver or fulfillment of those conditions) prior to Closing. The Closing and all documentation delivered at Closing shall be effective as of the Effective Time.

(b) At the Closing, the following shall occur:

(i) The Debtors shall deliver to the Buyer a copy of the Sale Order;

(ii) The Debtors shall deliver possession of the Transferred Assets;

(iii) The Buyer shall deliver to Debtors the Purchase Price in the manner provided in Section 2.07(b);

(iv) The Buyer shall have assumed the Specifically Assumed Liabilities in the manner hereinabove provided;

(v) The Buyer shall deliver to the Debtors the various certificates, instruments and documents required to be delivered by Buyer under Article 8;

(vi) The Debtors shall deliver to the Buyer the various certificates, instruments and documents required to be delivered by Debtors under Article 8;

(vii) The Debtors shall deliver to the Buyer an affidavit in accordance with the requirements of Treasury Regulation Section 1.1445-2(b) and sufficient to relieve Buyer of any withholding obligation under Section 1445 of the Code (the “Non-Foreign Affidavit”), along with written authorization for the Buyer to deliver such Non-Foreign Affidavit to the Internal Revenue Service;

(viii) The Buyer and the Debtors shall deliver or cause to be delivered to one another such other instruments and documents necessary or appropriate to evidence their respective due execution, delivery and performance of this Agreement; and

(ix) Buyer shall contribute the Transferred Assets (other than the Company Interests) to Hospital LP with such contribution to become effective immediately after Buyer’s receipt of the Transferred Assets from Debtors.

Section 2.09 Allocation of Purchase Price. The Debtors and Buyer agree that the Transactions will be treated as an asset acquisition for tax purposes. Within thirty (30) calendar days after the Closing Date, the Buyer shall prepare and provide a proposed allocation of the Purchase Price among the Transferred Assets (the “Purchase Price Allocation”) to the Debtors. Such proposed Purchase Price Allocation shall be in accordance with Section 1060 of the Code and final and binding on the Parties unless, within thirty (30) calendar days after Buyer provides such proposed Purchase Price Allocation, the Debtors notify Buyer of their disagreement with any material item in such proposed allocation. In the event of such notification, the Debtors and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Debtors and Buyer cannot resolve such dispute within thirty (30) calendar days then they shall be entitled to file separate allocations. Any allocation of the Purchase Price agreed to pursuant to this section shall be binding on Buyer and the Debtors for all Tax reporting purposes except that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim, or similar proceedings. The Purchase Price Allocation shall be for tax purposes only and shall not be an allocation of the Purchase Price among the Debtors for purposes of distributions under the Plan, nor shall the Purchase Price Allocation have any effect on any other distribution or disbursement of monies to secured or unsecured creditors in any of the Bankruptcy Cases.

Section 2.10 Transfer Taxes. All federal, state and local sales and transfer taxes, including all state and local taxes in connection with the transfer of the Transferred Assets, and all recording and filing fees (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, transfer, assignment and delivery of the Transferred Assets, and are not exempt under Section 1146(a) of the Bankruptcy Code shall be borne 50% by the Buyer and 50% by the Debtors. Transaction Taxes do not include any Tax in the nature of an income tax, including any capital gains, franchise, excise, inheritance, estate, succession, or gift taxes. The Debtors and Buyer shall cooperate to minimize any such Transaction Taxes and to determine appropriate taxing authorities and amount of Transaction Taxes, if any, payable in connection with the transactions contemplated under this Agreement. The Debtors shall assist Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 2.11 Escrow.

(a) At the Closing, Seller Parent, Buyer and the Escrow Agent shall execute and deliver an Escrow Agreement in a form reasonably acceptable to Seller Parent, Buyer and Escrow Agent (the “Escrow Agreement”), and Buyer shall deposit with the Escrow Agent an amount equal to Three Hundred Thousand and no/100 Dollars ($300,000) (the “Escrow Amount”), by wire transfer of immediately available funds to an account of the Escrow Agent designated in writing by the Escrow Agent to Buyer on the Closing Date.

(b) The Escrow Agent shall hold and invest the Escrow Amount, including all earnings on such funds, and make disbursements therefrom in accordance with the terms of the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Amount may only be disbursed upon the joint written instruction of the Seller Parent and the Buyer. All fees and expenses associated with the Escrow Agreement shall be borne on-half by Debtors and one-half by Buyer.

(c) The Buyer and Seller Parent shall direct the Escrow Agent to pay to the CMS or its designee the CMS Payment Amount upon receipt of the final amount payable to CMS in connection with the matters self-reported by Debtors under Section 2.13.

(d) Immediately following the disbursement of the CMS Payment Amount, the Buyer and Seller Parent shall direct the Escrow Agent to pay to the Seller Parent, on behalf of all the Debtors, the balance of the Escrow Amount, if any, including any interest accrued thereon.

Section 2.12 IRS Installment Arrangement.

(a) After the date hereof and during the pendency of the Bankruptcy Cases, Debtors and Buyer shall reasonably cooperate with each other to negotiate a commercially reasonable arrangement with the IRS (the “IRS Installment Arrangement”) for the payment of the Payroll Tax Liability Amount in full satisfaction and discharge of the Pre-Petition Federal Payroll Tax Liabilities, including any related liability of Debtors or Debtors’ or their Affiliates’ officers, directors and managers; provided, however, that in no event shall the terms of the IRS Installment Arrangement impose any personal liability on any of the directors, officers or managers of Buyer or any Affiliate of Buyer.

(b) Debtors and Buyer shall use commercially reasonable, good faith efforts to structure the IRS Installment Arrangement as follows:

(i) Buyer shall cause Hospital LP to issue to Debtors (other than Hospital LP) a subordinated installment promissory note in form reasonably acceptable to the Buyer and Debtors in the principal amount of the Payroll Tax Liability Amount, payable in four equal annual installments commencing on the first anniversary of the Closing Date with a final payment due not later than February 27, 2020, which note shall be in negotiable form, not subject to the terms of this Agreement, and assignable to the IRS such that, if the note were assigned to the IRS pursuant to the Plan or otherwise, the IRS would be a bona fide purchaser; provided, however, (y) the note shall be unsecured and (z) the terms and conditions of the note, including the term for installment payments, shall comply with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code governing payment to taxing authorities.

Section 2.13 CMS Self-Reporting. Promptly following the date hereof, Debtors shall (a) commence the Self-Referral Disclosure Protocol with the CMS in order to resolve the potential failure by Debtors to continuously disclose on their public website that the Hospital is owned or invested in by Physicians and (b) take all appropriate actions, if any, to resolve with CMS or, if directed by CMS, with the applicable Medicare Administrative Contractor, the failure by Debtors to disclose to CMS that the Hospital has Physician Owners.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF DEBTORS

The Debtors represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

Section 3.01 Corporate Existence and Power. Except as set forth on Schedule 3.01, the Debtors are duly organized and existing under the laws of their jurisdiction of organization. Debtors have made available to Buyer true and complete copies of the Organizational Documents of the Debtors as currently in effect.

Section 3.02 Debtor-in-Possession Status. The Debtors are debtors-in-possession under Chapter 11 of the Bankruptcy Code and are operating the Business as debtors-in-possession.

Section 3.03 Authorization. Subject to the entry of the Confirmation Order or Sale Order by the Bankruptcy Court, the execution, delivery and performance by the Debtors of this Agreement and the other Transaction Documents dated the date hereof to which the Debtors are a party and the consummation of the Transactions have been duly authorized. Subject to the entry of the Confirmation Order or Sale Order by the Bankruptcy Court, this Agreement and each other Transaction Document dated as of the date hereof to which the Debtors are a party (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding agreement of the Debtors, enforceable against the Debtors in accordance with its terms. Subject to the entry of the Confirmation Order or Sale Order by the Bankruptcy Court, all other Transaction Documents executed and delivered by the Debtors (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) shall, when executed by the Debtors, constitute valid and binding agreements of Debtors, enforceable against the Debtors in accordance with their terms.

Section 3.04 Governmental Authorization. Except as listed on Schedule 3.04, the execution, delivery and performance by the Debtors of this Agreement and each other Transaction Document to which they are or will be parties and the consummation by the Debtors of the Transactions require no action by or in respect of, or filing with or notification to, any Governmental Authority other than the filing of appropriate pleadings and notices with the Bankruptcy Court and the approval of the Plan and this Agreement by the Bankruptcy Court or as specifically provided in this Agreement.

Section 3.05 Assets and Operations of the Business. Subject to entry of the Sale Order, Debtors shall deliver to Buyer good and marketable title to all of the Transferred Assets free and clear of all Liens, Claims and Interests to the maximum extent permitted by Sections 363(f) and 1123 of the Bankruptcy Code, other than Specifically Assumed Liabilities and Permitted Post-Closing Liens. The Transferred Assets are all of the assets used in the Business (other than Retained Assets), and the Transferred Assets are owned, leased or held by the Debtors or by Hospital LP except for goods, parts, supplies, machines, devices, instruments, tools, implants, apparatus or merchandise held under consignment arrangements covered by 365 Contracts. All operations relating to the Business are conducted through the Debtors. All individuals employed in the Business are employed and paid by the Debtors.

Section 3.06 Employee Benefits Matters.

(a) Schedule 3.06 contains a correct and complete list identifying all “employee benefit plans” (as defined in Section 3(3) of ERISA) and any bonus, stock option, stock purchase, restricted stock, equity based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Debtors, or any of their ERISA Affiliates is a party, with respect to which the Debtors, or any of their ERISA Affiliates has any obligation to or which are maintained, contributed to or sponsored by the Debtors or any of their ERISA Affiliates for the benefit of, any current or former employee, officer or director of the Debtors (collectively, the “ERISA Plans”).

(b) With respect to each of the ERISA Plans listed on Schedule 6.04(b), the Debtors have heretofore made available to the Buyer true and correct copies of each of the following documents, as applicable: (i) a copy of the plan documents (including all amendments thereto) for each written ERISA Plan or a written description of any ERISA Plan that is not otherwise in writing; (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three plan years ending prior to the date of this Agreement for which such a report was filed; (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three plan years ending prior to the date of this Agreement; (iv) a copy of the most recent Summary Plan Description, together with all Summaries of Material Modification issued with respect to such Summary Plan Description, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan; (v) if the ERISA Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; (vi) all contracts relating to the ERISA Plans with respect to which the Debtors or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Debtors to severance pay or any increase in severance pay upon consummation of the transactions contemplated hereby or upon any termination of employment after the date hereof, or (ii) except as provided in the plan document or as required by law upon termination, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the ERISA Plans. None of the ERISA Plans in effect immediately prior to the Closing Date would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(d) At no time have the Debtors or any of their ERISA Affiliates ever maintained, established, sponsored, participated in, or contributed to, any ERISA Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(e) At no time have the Debtors or any of their ERISA Affiliates contributed to or been required to contribute to any Multiple Employer Plan.

(f) At no time have the Debtors or any of their ERISA Affiliates contributed to or been required to contribute to a Multiemployer Plan.

(g) Each ERISA Plan that is assumed under Section 6.04 by Buyer has been operated in all material respects in accordance with its terms and the requirements of all Applicable Laws, including, but not limited to, the Code, ERISA, COBRA, the COBRA provisions of the American Recovery and Reinvestment Act of 2009 and the Health Insurance Portability Accountability Act of 1996, as amended.

(h) No ERISA Plan provides for retiree medical or post-termination of employment medical coverage except as required by Applicable Law.

(i) The ERISA Plans listed on Schedule 6.04(b) are each fully insured and may be assumed by the Buyer in order to continue to cover only the existing group of Transferred Employees (as defined in Section 6.04(a) hereof) and any qualified beneficiaries who are or become entitled to COBRA as a result of the transactions contemplated in this Agreement, and such assumption will not cause such policies to be terminated or terminable by the issuers of the policies.

Section 3.07 Environmental Matters. Except as set forth in Schedule 3.07, as of the date of this Agreement:

(a) To Debtors’ Knowledge, no notice, notification, demand, request for information, citation, summons, directive, decree, injunction or order has been received that has not been resolved, responded to or complied with, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Debtors’ Knowledge, threatened by any Governmental Authority or other Person against or affecting the Debtors and relating to or arising out of any Environmental Law.

(b) To Debtors’ Knowledge, there are no Claims against or relating to, and there are no other obligations or liabilities of, the Debtors, whether pre-petition, post-petition, administrative, priority, secured, unsecured, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to Debtors’ Knowledge, there are no facts, events, conditions, situations or sets of circumstances which could reasonably be expected to result in or be the basis for any such Claim, liability or obligation.

(c) To Debtors’ Knowledge, no Hazardous Materials, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is present at, on or under any property owned, leased or operated by the Debtors as of the date of this Agreement in a condition or manner in violation of any Environmental Law in any material respect.

(d) To Debtors’ Knowledge, (i) no property owned, leased or operated by Debtors and (ii) no property to which the Debtors have, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(e) To Debtors’ Knowledge, each Debtor is in compliance (i) with all Environmental Laws in all material respects and (ii) with all Permits relating to or required by Environmental Law in all material respects.

(f) To Debtors’ Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the Debtors or the current or prior business of the Debtors or any property or facility now or previously owned, leased or operated by the Debtors which has not been delivered or made available to Buyer.

(g) The Debtors have made available to the Buyer all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Debtors regarding environmental matters pertaining to or the environmental condition of the Business, or the compliance (or noncompliance) by the Debtors with any Environmental Laws.

Section 3.08 Finders’ Fees. Except for Hammond Hanlon Camp, LLC, whose fees and expenses will be paid by the Debtors upon approval by the Bankruptcy Court, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Debtors who is or will be entitled to any fee or commission based on any arrangement or agreement made by or on behalf of the Debtors in connection with the Transactions.

Section 3.09 365 Contracts. Schedule 3.09 contains a correct and complete list of all 365 Contracts. Debtors have made available to Buyer true, correct and complete copies of each 365 Contract. Except for those 365 Contracts indicated by an asterisk on Schedule 3.09, none of Debtors is the licensor of any intellectual property, including any trademarks or any other property that could be the subject of an election under Section 365(n) of the Bankruptcy Code.

Section 3.10 Financial Information. Debtors have provided to Buyer true and complete copies of the most recent Budget (as defined in the DIP Facility, the “Budget”).

Section 3.11 Taxes. Except as set forth on Schedule 3.11 and except with respect to the Pre-Petition Payroll Tax Liabilities:

(a) All material Tax Returns required to have been filed by or with respect to the Debtors have been filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects;

(b) All material Taxes required to have been paid by or with respect to the Debtors have been paid, other than Taxes of the Debtors the payment of which is prohibited or stayed by the Bankruptcy Code;

(c) There are no Tax liens on any assets of the Debtors, other than Permitted Post-Closing Liens and Tax Liens that will be released upon entry of the Confirmation Order or Sale Order, as applicable; and

(d) Except as set forth on Schedule 3.11, the Debtors have not received any written notice of any pending or threatened assessment of Taxes, or any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of the Debtors.

Section 3.12 Transactions with Affiliates. Schedule 3.12 sets forth a complete and correct list of all transactions, whether or not entered into in the Ordinary Course of Business, to or by which the Debtors, on the one hand, and any Affiliate of the Debtors, on the other hand, are a party or are otherwise bound or subject, or by which any of the Transferred Assets are bound or subject or pursuant to which the Debtors have made, since December 31, 2014, or is obligated to make payments or incur expenses to or for the benefit of the Debtors or any Affiliate of the Debtors.

Section 3.13 Key Vendors. Debtors have provided the Buyer with a complete and correct list, on a consolidated basis, of the Debtors’ and Hospital LP’s top 20 vendors based on aggregate purchases from suppliers for the 12-month period ended August 31, 2015.

Section 3.14 Compliance with Laws; Regulatory Approvals.

(a) The Debtors are in compliance in all respects with the requirements of Applicable Laws, except (i) for matters of non-compliance that would not reasonably be expected to have a Debtors Material Adverse Effect, (ii) instances in which such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted, or (iii) where compliance with such law is excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court; and

(b) Debtors have obtained, and are in compliance with the terms and conditions of, all Regulatory Approvals required to conduct its Business and all such Regulatory Approvals are in full force and effect, except for matters of non-compliance that would not reasonably be expected to have a Debtors Material Adverse Effect.

(c) As of the date hereof and as required by Applicable Law, each Facility required to be accredited by The Joint Commission or the Healthcare Facilities Accreditation Program (“HFAP”) is so accredited with no contingencies. None of Debtors has received any notices of deficiency from The Joint Commission or HFAP with respect to any Facility’s current accreditation that are outstanding on the date hereof and require any action or response by Debtors pertaining to such deficiencies that have not been corrected or otherwise remedied. A copy of the most recent accreditation letter from The Joint Commission or HFAP for each Facility has been made available to Buyer.

(d) Each Facility required to be licensed is duly licensed pursuant to the applicable laws of the State of Texas. The pharmacies, laboratories, and all other ancillary departments located at the Facilities that are required to be specially licensed are duly licensed by the Texas Department of State Health Services or other appropriate licensing agency (the “State Health Agency”). The Debtors have all other material licenses, registrations, permits, and approvals which are required by law to operate the Facilities. Schedule 3.14(d) sets forth an accurate list of all such licenses, registrations and permits owned or held by Debtors, all of which are now and as of the Closing shall be in good standing.

(e) Except as set forth on Schedule 3.14(e) hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any of the Debtors with the State Health Agency or other applicable agency which is currently pending or open before such agency (collectively, the “Applications”). Except as set forth on Schedule 3.14(e) hereto, none of the Debtors has any Applications pending nor any approved Applications which relate to projects not yet completed. As used herein, “Certificate of Need” means a written statement issued by the State Health Agency evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility or health service, and “Exemption Certificate” means a written statement from the State Health Agency stating that a health care project is not subject to the Certificate of Need requirements under applicable state law.

Section 3.15 Government Reimbursement Programs. The Hospital is (i) qualified for participation in, and has a current and valid provider agreement with, the applicable Government Reimbursement Program(s) and their fiscal intermediaries or paying agents, and is compliance in all material respects with the conditions of participation or requirements applicable with respect to such participation, and (ii) eligible for payment under the applicable Government Reimbursement Programs for services rendered to qualified beneficiaries. The Debtors’ billing practices with respect to the Facilities to Government Reimbursement Programs, have been in compliance in all material respects with all Applicable Laws. Other than recoupments, claim denials and overpayments occurring in the Ordinary Course of Business and which would not have a Debtors Material Adverse Effect, none of the Debtors has billed or received any payment or reimbursement from any such payors in amounts in excess of amounts allowed by Applicable Law.

Section 3.16 Absence of Certain Business Practices. None of Debtors or Debtors’ officers, directors or employees has been (a) excluded from participating in any applicable Government Reimbursement Program, (b) subject to sanction or convicted of a criminal offense under the Referral Laws, (c) charged with, or to Debtors’ Knowledge, investigated for, or (d) received written notice that any of the foregoing is pending or threatened for, any violation of Applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of any investigation, or controlled substances, and to Debtors’ Knowledge, no such investigations are pending, threatened or imminent.

Section 3.17 Labor.

(a) None of the Debtors is party to, or bound by, any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union or labor organization, no labor union or labor organization has made a pending demand for recognition or certification and, to Debtors’ Knowledge, there are no labor union organizing activities with respect to any of Debtors’ employees. There has been no actual or, to Debtors’ Knowledge, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Debtors.

(b) The Debtors are in compliance with all Applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and mass layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance except for matters of non-compliance that would not be reasonably expected to have a Debtor Material Adverse Effect.

Section 3.18 Whole Hospital Exception.

(a) The Hospital had 62 Physician Owners on March 23, 2010, and on that date the total value of the ownership or investment interests held in the Hospital Facility, or in an entity whose assets include the Hospital, by Physician Owners in the aggregate, was 85.81%.

(b) Since September 23, 2011, the percentage of the total value of the ownership or investment interests held in the Hospital, or in an entity whose assets include the Hospital, by Physician Owners in the aggregate has at no time exceeded such percentage as of March 23, 2010.

(c) Each of the Physician Owners who has referred Medicare beneficiaries or Medicaid recipients to the Hospital for any designated health services, as the terms “refer” and “designated health services” are defined in the Stark Law, held clinical privileges at the Hospital at the time of the referral.

(d) Each of the Physician Owner’s ownership or investment interest was and is in the entire Hospital (or an entity whose assets included the Hospital) and not in merely one or more distinct part units or departments of the Hospital.

(e) The Hospital had a Medicare provider agreement and Medicare provider number in effect as of March 23, 2010, and the same Medicare provider agreement and Medicare provider number have remained continuously in effect and in good standing since March 23, 2010.

(f) The Hospital Facility’s aggregate baseline number of operating rooms and procedure rooms (a room in which cardiac catheterizations, angiographies, angiograms or endoscopies are performed), and beds for which the Hospital was licensed by the State Health Agency on March 23, 2010 (“Baseline Number”), was 81, and the Baseline Number has not increased at any time since March 23, 2010.

(g) Since September 23, 2011, Hospital LP has required each referring Physician Owner who is a member of the Hospital’s medical staff to agree, as a condition of continued medical staff membership or admitting privileges, to provide written disclosure of his or her ownership or investment interest in the Hospital (and, if applicable, the ownership or investment interest of any treating physician) to all patients whom the Physician Owner refers to any Facility and such disclosure was made at a time that permitted the patient to make a meaningful decision regarding the receipt of care.

(h) Since September 23, 2011, none of the Debtors has conditioned any physician ownership or investment interests, either directly or indirectly, on whether a Physician Owner makes or influences referrals to any Facility or whether Physician Owner generates business for any Facility.

(i) Since September 23, 2011, any ownership or investment interests that any of the Debtors offered to a Physician Owner were not offered on more favorable terms than the terms offered to a person who is not a Physician Owner.

(j) Since September 23, 2011, none of the Debtors (or to Debtors’ Knowledge, any Physician Owner or other owner or investor in the Hospital) directly or indirectly provided loans or financing for any investment in the Hospital by a Physician Owner.

(k) Since September 23, 2011, none of the Debtors (or to Debtors’ Knowledge, any Physician Owner or other owner or investor in the Hospital) directly or indirectly guaranteed a loan, made a payment toward a loan, or otherwise subsidize a loan, for any individual Physician Owner or group of Physician Owners that is related to acquiring any ownership or investment interest in the Hospital.

(l) Since September 23, 2011, with respect to any ownership or investment returns in Hospital Facility distributed by Debtors or Equity Sellers (“Distributions”), such Distributions were in an amount that is directly proportional to the ownership or investment interest of such owner or investor in the Hospital.

(m) Since September 23, 2011, no Physician Owner received, directly or indirectly, any guaranteed receipt of or right to purchase other business interests related to the Hospital, including the purchase or lease of any property under the control of Physician Owners or other owners or investors in the Hospital or located near the premises of the Hospital.

(n) Since September 23, 2011, none of the Debtors offered a Physician Owner the opportunity to purchase or lease any property under the control of the Hospital or any Physician Owner or other owner or investor in the Hospital on more favorable terms than the terms offered to an individual who is not a Physician Owner.

(o) Since September 23, 2011, Hospital Facility has had a Physician available on the premises to provide services on a 24/7 basis.

(p) Since September 23, 2011, the Hospital Facility has had the capacity to provide assessment and initial treatment for all patients, and the ability to refer and transfer patients to other hospitals with the capability to treat the needs of the patient that the Hospital Facility was unable to address.

(q) The Hospital Facility was licensed as a general acute care hospital by the State Health Agency on or before March 23, 2010, and it has not at any time been operated or licensed as an ambulatory surgery center.

Section 3.19 Equity Sellers. UGHS Hospitals owns 99.999% of the LP Interests, and UHS LLP owns 0.001% of the GP Interests, and together the Equity Sellers own all of the partnership interests in Hospital LP.

Section 3.20 No Other Representations or Warranties. Except for the Representations contained in this Article 3 (as modified by the Schedules hereto), none of Debtors or any other Person makes any express or implied representation or warranty with respect to Debtors, the Business, the Transferred Assets, the Specifically Assumed Liabilities or the Transactions, and each Debtor disclaims any other representations and warranties, whether made by any Debtor, any Affiliate of Debtors or any of their respective Representatives. Except for the Representations contained in this Article 3 (as modified by the Schedules hereto), Debtors expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Transferred Assets (including any implied or express warranty of merchantability or fitness for a particular purpose).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Buyer Parent, jointly and severally, represent and warrant to the Debtors, as of the date hereof and as of the Closing Date, that:

Section 4.01 Corporate Existence and Power. Buyer is a Nevada limited liability company existing and in good standing under the laws of Nevada and has full power and authority to carry on its business as now conducted. Buyer Parent is an Oklahoma corporation existing and in good standing under the laws of Oklahoma and has full power and authority to carry on its business as now conducted.

Section 4.02 Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions are within the powers of Buyer and will have been duly authorized by all necessary action on the part of Buyer. Each of this Agreement and the other Transaction Documents, dated as of the date hereof, to which Buyer is a party have been duly executed and delivered on behalf of Buyer, and (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). All other Transaction Documents executed and delivered by Buyer shall, when executed and delivered by Buyer (assuming in each case due authorization, execution and delivery thereof by the other parties thereto), constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is or will be a party and the consummation by Buyer of the Transactions require no action by or in respect of, or filing with or notification to, any Governmental Authority other than the filing of the Disclosure Statement, the Plan and other appropriate pleadings and notices with the Bankruptcy Court and the approval of the Plan by the Bankruptcy Court or as specifically provided in this Agreement.

Section 4.04 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the consummation by Buyer of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Buyer’s Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, or (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any provision of any Contract binding upon Buyer or by which its assets may be bound or any Permit affecting, or relating in any way to, Buyer or the assets or business of Buyer, with only such exceptions, in the case of each of clauses (i) through (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05 Litigation. As of the date hereof, there is no Proceeding (or any basis therefor) pending against, or, to the knowledge of Buyer, threatened against or affecting Buyer, any present or former officer, director or employee of Buyer or any other Person for whom Buyer may be liable or any of its respective properties, that, (i) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions, or (iii) affects the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which either Buyer is or will be a party.

Section 4.06 Compliance with Healthcare Requirements. Buyer has the power and authority to consummate the Transactions, to assume and maintain all Permits included in the Transferred Assets and to operate the Facilities, all in accordance with all applicable Healthcare Requirements. To Buyer’s knowledge, there is no reason that any such Permit or filing, consent or approval of or by any Governmental Authority that is or will be necessary for the operation of the Facilities by Buyer will not be provided by or obtained from such Governmental Authority without material conditions.

Section 4.07 Financing. Based on currently available information and preliminary financing approvals, as of the date of this Agreement, Buyer reasonably expects to have sufficient cash and available lines of credit and other sources of available funds to enable it to perform all of its obligations under this Agreement and the other Transaction Documents to which it will be a party, including to pay the Purchase Price in accordance with the terms of this Agreement.

Section 4.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been or will be retained by or authorized to act on behalf of Buyer who might be entitled to any fee, commission or other compensation in connection with the Transactions.

Section 4.09 No Other Representations or Warranties. Except for the Representations in this Article 4, none of Buyer or any other Person makes any express or implied representation or warranty with respect to Buyer or Buyer Parent or the Transactions, and Buyer disclaims any other representations and warranties, whether made by Buyer, any Affiliate of Buyer or any of their respective Representatives. Except for the Representations in this Article 4, Buyer expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to Buyer or the Transactions.

ARTICLE 5

COVENANTS OF DEBTORS

Section 5.01 Conduct of the Business. From the date hereof until the Closing or, if earlier, the termination of this Agreement, taking into account that the Debtors are debtors-in-possession and subject to orders of the Bankruptcy Court, except (I) as otherwise required or permitted by this Agreement or any other Transaction Documents, (II) as required by any Contract existing as of the date hereof to which a Debtor or Hospital LP is a party and which has been made available to Buyer and which has not been rejected prior to Closing, (III) as required by any Applicable Law or any Governmental Authority or any requirements or limitations resulting from the Bankruptcy Cases or orders from the Bankruptcy Court, or (IV) as otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Debtors agree that they shall:

(a) use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business;

(b) use commercially reasonable efforts to carry on the Business and their relationships with customers, suppliers, employees and others with whom the Debtors have business relations in substantially the same manner as they have in the 90-day period prior to the date of this Agreement;

(c) confer with the Buyer concerning material business or operational matters relating to the Business;

(d) use commercially reasonable efforts to maintain all of the tangible Transferred Assets in their current condition, reasonable wear and tear excepted;

(e) comply with Applicable Laws, except for matters of non-compliance as would not reasonably be expected to have a Debtors Material Adverse Effect;

(f) maintain its books and records in the usual, regular and ordinary manner;

(g) respond to reasonable queries of the Buyer or its Representatives concerning the status and operations of the Business in connection with Buyer’s continued due diligence investigation;

(h) not grant any increase in salary, bonus or hourly rate or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of employee, or hire any new employee, except with the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however that the compensation of employees receiving an annual compensation of less than $50,000 may be changed in the Ordinary Course of Business and that Debtors may hire new employees who will receive an annual compensation of less than $50,000 in the Ordinary Course of Business;

(i) not, except pursuant to the terms of any existing benefit plan of the Debtors or pursuant to the terms of any Contract, grant any severance or termination pay to any officer, or employee thereof of the Debtors, either individually or as part of a class of similarly situated Persons;

(j) not adopt or enter into any new ERISA Plan in regard to employees of the Business or materially increase the benefits available under any ERISA Plan of the Debtors;

(k) not make any material amendment to, terminate or fail to use commercially reasonable efforts to renew any Contract that is a Desired 365 Contract;

(l) not merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence;

(m) not sell, lease, assign, transfer or otherwise dispose of any material assets or properties that would be Transferred Assets if retained by Debtors at the Effective Time, other than Inventory and materials sold, consumed or otherwise disposed of in the Ordinary Course of Business;

(n) not assume, assign, reject, terminate or modify any executory contract or unexpired lease (i) that is a Desired 365 Contract or (ii) with respect to a contract or lease not designated as Desired 365 Contract, unless consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(o) not extend credit in the performance of services or sale of inventory, other than in the Ordinary Course of Business;

(p) not change in any material respect existing practices and procedures with respect to billing or the collection of Accounts Receivable, offer to discount, or discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof except in the Ordinary Course of Business;

(q) not relocate any of the Transferred Assets, except for distribution and sale of Inventory and transfers of equipment and supplies between or among the locations from which the Debtors operate the Business, in each case in the Ordinary Course of Business, or as would not materially and adversely affect the Business or the Transferred Assets;

(r) not fail to keep in full force and effect present insurance policies, binders, contracts, instruments or other comparable insurance benefiting the assets of the Debtors and the conduct of the Business; and

(s) not commit or agree, whether in writing or otherwise, to take any action prohibited by this Section 5.01.

Section 5.02 Reserved.

Section 5.03 Bankruptcy Court Approval.

(a) Notwithstanding any conflicting or inconsistent provisions of this Agreement, the Debtors’ obligations under this Agreement and the Transactions are subject to and contingent upon the approval and authorization of the Bankruptcy Court. Pursuant to the bidding procedures contained in the Bidding Procedures Order, Buyer was determined by the Debtors to have made the Highest and Best Bid at the Auction and thereby became the Buyer hereunder.

(b) The Sale Hearing to approve this Agreement shall take place no later than November 9, 2015. If the Bankruptcy Court does not enter the Sale Order on November 9, 2015, Buyer will have the right to terminate this Agreement pursuant to Sections 9.01(d)(vii) and 9.01(d)(viii) unless the Bankruptcy Court approves bid protections including a Break Up Fee and Expense Reimbursement to be paid the Debtors upon the consummation of an Alternative Proposal.

(c) The Debtors shall use reasonable efforts to (i) obtain entry of the Sale Order, (ii) cause the Sale Order to become a Final Order prior to the End Date, and (iii) obtain entry of any other order required to consummate the Transactions as promptly as practicable, all of which orders, and any amendment or supplement to any of the foregoing, must be reasonably acceptable in form and substance to the Debtors and Buyer; provided, however, that if, after the conclusion of the Sale Hearing, the Bankruptcy Court makes any modifications to any proposed form of Sale Order which modification was not approved by the Debtors and Buyer prior to entry of such order, the Debtors and Buyer shall have five (5) Business Days after the entry of such order to raise any objections to such modifications.

(d) The Sale Order, shall, among other things,

(i) determine that (i) this Agreement was entered into by Debtors and Buyer in good faith and represents the Highest and Best offer for the Transferred Assets and should be approved, and (ii) Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated;

(ii) authorize and direct Debtors to sell the Transferred Assets to Buyer pursuant to this Agreement and Sections 363 of the Bankruptcy Code, free and clear of all Liens, Claims and Interest under Section 363(f) of the Bankruptcy Code to the maximum extent permitted by the Bankruptcy Code, except for the Permitted Post-Closing Liens;

(iii) authorize the Debtors, as applicable, to assume and assign the Desired 365 Contracts under Sections 365 of the Bankruptcy Code and to pay the applicable Cure Costs,

(iv) authorize the Debtors to execute, deliver, perform under, consummate and implement, the documents necessary to carry out the transactions contemplated hereby, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing;

(v) provide that Buyer will not assume or be liable for any liabilities of the Debtors, other than the Specifically Assumed Liabilities;

(vi) confirm that Buyer is not a “successor employer”, or liable under any theory of transferee liability for the obligations of Debtors except for the Specifically Assumed Liabilities, and

(vii) contain such other provisions as may be necessary or reasonably desirable or appropriate to give effect to the documents necessary to carry out the transactions contemplated hereby, including without limitation, provisions for the Debtors and Buyer to obtain approval of the assumption and assignment of all Desired 365 Contracts that have not been assumed prior to entry of the Sale Order.

(e) Except as permitted under this Agreement, the Debtors agree that, once filed with the Bankruptcy Court, they will not modify any provision of the Disclosure Statement, the Plan or any schedules or exhibits thereto in any manner that materially or adversely affects Buyer or that materially impairs or materially delays the Closing except with Buyer’s prior written consent.

(f) If entry of the Bidding Procedures Order, the Sale Order or any other orders of the Bankruptcy Court relating to the Transactions, shall be appealed or otherwise challenged by any party (including by petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument), the Debtors agree to diligently oppose such appeal, challenge, petition or motion and to use all commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

Section 5.04 Assumption and Rejection of Executory Contracts and Leases.

(a) Within seven (7) Business Days after the date hereof and from time to time thereafter as provided herein, the Buyer shall deliver to Debtors a list of the 365 Contracts that Buyer desires to be assumed by the Debtors and assigned to Buyer (collectively, the “Desired 365 Contracts”), which shall then be attached hereto as Schedule 5.04; provided, however, that Buyer and Debtors agree that the Desired 365 Contracts shall not include the Debtors’ agreements with HMS/Med Host for electronic medical records and related services. As promptly as practicable following the designation by Buyer of any 365 Contract as a Desired 365 Contract, to the extent not already in progress, the Debtors shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine the Cure Costs with respect to such Desired 365 Contract and to effect the assumption of such Desired 365 Contract by the Debtors and Hospital LP in accordance with the Bankruptcy Code at the Closing, such assumption to be effective as of the Effective Time. Notwithstanding the foregoing, (x) at any time prior to twenty-one (21) calendar days before the Closing Buyer may designate any 365 Contract that has not been rejected as a Desired 365 Contract and upon receipt of any such designation the Debtors shall use reasonable efforts to effect the assumption of such 365 Contract by the Debtors in accordance with the Bankruptcy Code and, if the Debtors are successful in effecting such assumption as of Closing, such 365 Contract shall become a Desired 365 Contract and (y) at any time prior to the Closing Buyer may designate any Desired 365 Contract as one that Buyer no longer desires to have assumed and such 365 Contract shall be deemed not to be a Desired 365 Contract.

(b) At the Closing, the Debtors shall pay from the Purchase Price all Cure Costs with respect to the Desired 365 Contracts. Buyer will provide adequate assurance of future performance of all of the Desired 365 Contracts so that all Desired 365 Contracts can be assumed by Debtors at or prior to the Closing in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement. In that regard, Buyer acknowledges and agrees that Buyer may have to provide information regarding Buyer, as well as a financial commitment of performance by Buyer with respect to the Desired 365 Contracts from and after the Closing to demonstrate adequate assurance of the performance of the Desired 365 Contracts; provided, however, Buyer shall not be required to provide any otherwise “material, non-public information” (as such term is used under federal securities law) to satisfy the requirement to provide adequate assurance of future performance, unless the proposed recipient of material, non-public information provides a confidentiality agreement as contemplated by Regulation FD under the Securities Exchange Act of 1934 that is reasonably acceptable in form to Buyer.

(c) The Debtors agree to provide to Buyer a copy of any motion, notice, application or other court document filed with, and any proposed orders submitted to, the Bankruptcy Court seeking authorization to assume or reject any Desired 365 Contract, enter into, amend or waive any provision of any Contract, other than as permitted under Section 5.01, in advance of filing (with a reasonable opportunity to review and comment on same) all of which must be, prior to filing, in form and substance reasonably satisfactory to Buyer in all material respects.

(d) Notwithstanding anything to the contrary contained in this Agreement if the sale, conveyance, assignment or transfer, or attempted sale, conveyance, assignment or transfer, to Buyer of any License, Permit, certificate, approval, authorization, agreement, contract, lease, or other commitment included in the Transferred Assets (“Non-Transferable Assets”) is determined by the Bankruptcy Court to be nonassignable without consent (other than of an Affiliate of Debtors, in which case such Debtor covenants and agrees to cause such Affiliate to render such consent), the Closing shall proceed, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery or assumption of any such Non-Transferable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery or assumption of any such Non-Transferable Asset, unless and until such consent is obtained; provided, however, the Debtors shall use commercially reasonable efforts to obtain any such consents related to the Non-Transferable Assets, and Buyer and Debtors shall reasonably cooperate with each other in any arrangement commercially reasonable to provide that Buyer shall receive the interest of the Debtors in the benefits under any such Non-Transferable Asset until such time as such consents shall have been obtained, and each of the Buyers and Debtors shall reasonably cooperate with the other party in any such commercially reasonable arrangement, including performance by the Debtors as agent if commercially reasonable to Buyer.

Section 5.05 Access to Information. From the date hereof until the Closing and subject to Applicable Law (including Patient Privacy Requirements) and the Confidentiality Agreement, the Debtors shall (i) give to Buyer and its Representatives reasonable access during normal business hours to the offices, properties, books and records of the Debtors (including Tax Returns with respect to the Transferred Assets), (ii) furnish to Buyer and its Representatives such financial and operating data and other information available as of the date hereof or that becomes available at any time prior to the Closing Date as such Persons may reasonably request in connection with the Transactions, and (iii) instruct its Representatives to cooperate with Buyer in its investigations; provided, however, that in no event shall any Person be obligated to provide (A) any information the disclosure of which would cause the loss of any legal privilege available to any Person relating to such information or would cause any Person to breach a confidentiality obligation to which it is bound, or (B) access for any invasive environmental testing of any property and no Party shall be entitled to conduct any invasive environmental testing at, on or under any property. Any investigation pursuant to this Section 5.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Debtors or their Representatives.

Section 5.06 Post-Closing Collection of Accounts Receivable. After the Closing Date, Buyer shall have the right and authority to collect for its own account all Accounts Receivable that are related to Transferred Assets. Debtors shall promptly transfer and deliver to Buyer any cash or other property which such Debtors may receive in respect of such Accounts Receivable that are related to Transferred Assets and any other amounts received by Debtors related to the Transferred Assets for any period after the Closing Date.

Section 5.07 Name Change. On the Closing Date, Debtors other than Hospital LP shall take such corporate and other actions necessary to change their corporate and company names to ones that are not similar to, or confusing with, their current names.

ARTICLE 6

COVENANTS OF BUYER

Section 6.01 Bankruptcy Proceedings. Buyer will provide or cause to be provided to Debtors all information reasonably requested by Debtor concerning Buyer and its respective assets and businesses as is required to be included in the Disclosure Statement to satisfy the requirements of Section 1125 of the Bankruptcy Code, the Bankruptcy Rules or any order of the Bankruptcy Court (all such information provided by Buyer in writing specifically for use in the Disclosure Statement the “Buyer Disclosure Statement Information”). Buyer Disclosure Statement Information shall include all available information relating to any actual or proposed employment contract, consulting arrangement, compensation arrangement or other Contract between or among Buyer and/or its Affiliates on the one hand and any “insider” of any Debtor or Hospital LP (as defined in Section 101(31) of the Bankruptcy Code) on the other hand.

Section 6.02 Access. Buyer, following the Closing, and subject to Applicable Law (including Patient Privacy Requirements), the Confidentiality Agreement, any other applicable confidentiality provisions, shall give to the Debtors and their Representatives reasonable access during normal business hours to the offices, books and records relating to Debtors, their Business and operations for any and all periods prior to or including the Closing Date as the Debtors and their Representatives may reasonably request and to make copies of the same in connection with (a) the preparation of Tax returns or information returns, (b) reports or other obligations by the

Debtors to Governmental Authorities, (c) with respect to the administration of the Bankruptcy Cases, (d) pursuing, prosecuting, or commencing litigation on Avoidance Actions, (e) objecting to proofs of claims or administrative expense claims, and (f) any final determination of any audit or examination, Proceeding, or determination; provided, however, that the obligation of Buyer to so accommodate the Debtors and their Representatives shall be subject to (A) reasonable notice from the Debtors of any request for information, (B) the Debtors’ agreement to reimburse Buyer its out-of-pocket expenses of such accommodation, (C) reasonable limitations on frequency and duration of the Debtors’ requests, (D) non-interference with the ordinary conduct of business of Buyer, and (E) the right of Buyer to refuse any request for information that would result in a loss of privilege or a breach of any confidentiality obligation of Buyer. Buyer shall preserve all such books and records for a period of seven (7) years after the Closing or such longer period as may be required by Patient Privacy Requirements; provided, however, that Buyer shall have the right at any time after the second anniversary of the Closing Date to request in writing that the Debtors (so long as the Debtors are in existence) take any such records and, if they do not agree to take such records within ninety (90) Business Days after receipt of the request, Buyer may dispose of such records, subject to Patient Privacy Requirements.

Section 6.03 Indemnification. Buyer shall protect, defend, indemnify and hold each Debtor, each of its successors and its respective Representatives and owners harmless from and against any and all claims and losses: (i) arising out of or relating to or otherwise associated with any material untrue statement or omission made in the Disclosure Statement in reliance upon and in conformity with the Buyer Disclosure Statement Information, (ii) caused directly or indirectly by the entry of Buyer or any Person acting on Buyer’s behalf, onto any property owned by or under the control of Debtors in connection with any due diligence conducted pursuant to or in connection with this Agreement; provided, however, that the foregoing indemnity shall not extend to, and in no event shall Buyer be liable to Debtors to the extent of the gross negligence or willful misconduct of Debtors or any of their Affiliates, and (iii) for any pay and benefits owed to the Debtors’ employees under the WARN Act or any other liability under the WARN Act in the event that Buyer does not make offers of employment to the Debtors’ employees employed as of the Closing Date sufficient in number to avoid triggering application of the WARN Act.

Section 6.04 Employee Matters.

(a) On or after the Closing Date and subject to satisfaction of Buyer’s employment screening procedures and requirements, Buyer may, but shall not be required to, offer employment to Debtors’ employees engaged in the Business upon such terms and conditions as Buyer may determine in its sole discretion (the “Transferred Employees”). Debtors shall cooperate with Buyer in permitting Buyer to interview, on a voluntary basis, Debtors’ employees so as to make selection decisions and communicate any information concerning employment offers and potential employment with Buyer prior to the Closing Date so that any employees who are hired by Buyer may commence employment on the Closing Date. Buyer shall not have any obligation to employ any of Debtors’ employees. In the event the employment of any employee of Debtor is terminated by a Debtor in connection with the transactions contemplated by this Agreement, Debtor will make all termination, severance and other payments due to such employee in connection with his or her termination of employment only as may be required by Applicable Law or any ERISA Plan.

(b) Except with respect to the Specifically Assumed Liabilities and the health, dental and vision ERISA Plans and their related insurance contracts listed on Schedule 6.04(b), Buyer shall not assume, and Debtor shall retain, any liability or obligation whatsoever of Debtor relating to any of the ERISA Plans or any of its affiliates providing employee benefits to individuals performing services for Debtor, or any liability or obligation with respect to compensation or employee benefits of any nature owed to employees, former employees, agents, or independent contractors of Debtor or, to the extent performing services for Debtor, any of its affiliates, whether or not employed or engaged by the Buyer after the Closing, that arises out of or relates to (i) the employment or service provider relationship with Debtor (including termination of such employment or service provider relationship) or (ii) to any ERISA Plan or employee benefit plan of its affiliates. Each ERISA Plan listed on Schedule 6.04(b) which is fully insured shall, at Buyer’s sole discretion and option, be transferred to and assumed by Buyer and Buyer and/or Buyer’s Affiliates shall have all liability with respect thereto, including COBRA continuation coverage for any qualified beneficiaries, but excluding any liability with respect to premiums due for the period prior to the Closing Date, or any violations of the plan documents or Applicable Law that occurred prior to Closing. Each ERISA Plan listed in Schedule 6.04(b) which is not fully insured, will not be assumed by Buyer, and, in such event, Sellers shall remain responsible for COBRA continuation coverage under such ERISA Plan after the Closing. Except with respect to any ERISA Plan of an ERISA Affiliate that covers such ERISA Affiliate’s employees that are not Debtors’ employees, all other ERISA Plans shall be terminated by Debtors immediately prior to the Closing if Buyer elects to require such termination. Not less than ten days before the Closing Date Buyer shall identify the Transferred Employees to Debtors. Immediately prior to the Closing Debtor shall terminate the employment of any employees employed in the Business who are not identified as Transferred Employees.

(c) Each offer of employment by Buyer to an employee pursuant to this Section 6.04 shall initially provide each Transferred Employee with (i) total target annual cash compensation which is substantially comparable, on an aggregate basis, to the base salary (or hourly wages, if applicable) and target bonus compensation provided by Debtor immediately prior to the Effective Time and (ii) other employee benefits (excluding equity incentive compensation) which are substantially comparable, in the aggregate, to the employee benefits (excluding equity incentive compensation) provided to similarly-situated employees of Buyer. For purposes of eligibility and vesting under each benefit plan of Buyer in which such Transferred Employees are eligible to participate following the Effective Time that is intended to be qualified under Section 401(a) of the Code, Transferred Employees will be given credit for all service with Debtor, and any subsidiaries or predecessor employers for which Debtor credited service, provided such credit is permitted under the terms of the applicable plans and does not result in duplication of benefits. Buyer will give each Transferred Employee credit for such Transferred Employee’s balance of paid time off as of the Closing Date; provided, however, that Buyer shall not be required to pay any amounts with respect such paid time off except in accordance with Applicable Law or Buyer’s employee benefit plans.

(d) Subject to limitations imposed by Applicable Law, with respect to the employee welfare benefit plans maintained by Buyer following the Effective Time in which the Transferred Employees are eligible to participate, Buyer shall use commercially reasonable efforts to (i) waive, or cause to be waived, any limitations on benefits relating to waiting periods, pre-existing condition exclusions or actively at work requirements, except to the extent that such waiting period, exclusions or requirements applied to the Transferred Employee under the corresponding ERISA Plan and (ii) recognize any deductibles and other eligible expenses that were incurred by such Transferred Employees in the plan year in which the Effective Time occurs with respect to satisfying any deductibles or out-of-pocket maximums applicable to such Transferred Employee during the applicable plan year of the comparable Buyer benefit plan, to the extent such recognition would have been given under comparable ERISA Plans prior to the Effective Time.

(e) Sellers shall take all actions necessary to transfer the insured ERISA Plans and their related insurance contracts listed on Schedule 6.04(b) to the Sellers on the Closing Date.

(f) Nothing in this Agreement is intended to confer on any entity or individual who is not a party to this Agreement any rights whatsoever. This Section 6.04 shall not constitute an amendment to any employee benefit plan maintained by Buyer or a Debtor, create any third party beneficiary rights, or inure to the benefit of or be enforceable by, any employee or any Person representing the interests of employees.

ARTICLE 7

COVENANTS OF DEBTORS AND THE BUYER

Section 7.01 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement and subject to the Bankruptcy Code and any orders of the Bankruptcy Court, Buyer and the Debtors each shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transactions, including (i) finalizing, executing and delivering all Transaction Documents prior to the Closing, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions; provided, however, that the reasonable efforts of any Party hereto shall not include (A) except as expressly set forth in this Agreement, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise) any assets of the Debtors or Buyer. Prior to the Closing Date, the Debtors shall provide Buyer with an updated list of all Debtors’ employees, by location, who have suffered an “employment loss” (as defined in the WARN Act) during the three (3)-month period prior to the Closing Date. The Debtors and Buyer shall execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions in accordance with the terms and conditions of this Agreement and the Plan.

(b) To the extent required under Applicable Law or any Healthcare Requirement, Buyer shall file with Medicare and other Governmental Authorities documentation notifying such Governmental Authorities of a change of ownership (“CHOW”) of the Facilities effective as of the Closing Date. Debtors shall assist and cooperate with Buyer to take all actions necessary to transfer the Permits (to the extent transferable) for the Facilities, including the filing of CHOW documents as the seller, and any other governmental approvals necessary for Buyer to operate the Facilities in the same manner as the Debtors. To avoid disruption in billings and collections, Debtors covenant and agree to reasonably cooperate with Buyer in order to permit Buyer to submit claims for services provided after the Closing Date utilizing the Medicare and Medicaid provider numbers issued to Debtors, if applicable, until Buyer’s receipt of written notification from the Centers for Medicare & Medicaid Services (“CMS”) that CMS has processed and approved Buyer’s CHOW application and Texas Health and Human Services Commission has processed and approved Buyer’s Medicaid application. As of the Closing Date, Debtors shall cease using such provider numbers, if applicable, except to the extent necessary for the ongoing collection of any of Debtors’ Accounts Receivable in accordance with the terms of this Agreement.

Section 7.02 Termination Cost Reports. To the extent required under Applicable Law or any 365 Contract, Buyer shall file with Governmental Payors and any other third party payors any Cost Reports relating to periods ending on or before the Closing Date, or otherwise required to be filed as a result of the consummation of the Transactions. All such Cost Reports shall be filed by Buyer in a manner that is consistent with the then current Applicable Law. Buyer shall provide Debtors with a reasonable opportunity to review such Cost Reports before filing. Buyer shall be responsible for completing and filing Cost Reports for the periods beginning after the Closing Date. Each of the parties shall provide reasonable access to their respective employees and records to the other party for the purpose of completing all such Cost Reports.

Section 7.03 Certain Filings. The Debtors and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04 Public Announcements. The consent (as to both form and content) of the other Party shall be obtained prior to issuing any press release or making any public statement with respect to this Agreement or the other Transaction Documents or the Transactions. Notwithstanding the foregoing, the Debtors may file this Agreement and the other Transaction Documents with the Bankruptcy Court upon execution of this Agreement if they determine that such filing is appropriate and/or may inform the Bankruptcy Court of the existence and terms of this Agreement. In addition, the Debtors may share this Agreement with MidCap and with the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases, pursuant to the confidentiality agreements between the Debtors and the Official Committee of Unsecured Creditors for the sharing of confidential information.

Section 7.05 Notices of Certain Events. Each of the Debtors, on the one hand and Buyer, on the other hand, shall promptly notify the other of:

(a) any written notice or other communication received by it from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any written notice or other communication received by it from any Governmental Authority in connection with the Transactions;

(c) any Proceedings commenced or, in the case of the Debtors, to Debtors’ Knowledge, or in the case of Buyer, to its knowledge, threatened against, relating to or involving or otherwise affecting the Debtors or Buyer, respectively, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any section of this Agreement or that relate to the consummation of the Transactions;

(d) in the case of the Debtors, the damage or destruction by fire or other casualty of any material assets used in the Business or any material asset used in the Business becomes the subject of any Proceeding or, to Debtors’ Knowledge, threatened Proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

(e) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.02(a) and Section 8.03(a) not to be satisfied, in the case of Buyer, to its knowledge, or in the case of the Debtors, to Debtors’ Knowledge; and

(f) any failure of that Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.06 Confidentiality. Buyer and the Debtors are subject to confidentiality agreements relating to the transactions contemplated hereby (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, to the extent of any conflict between the provisions of the Confidentiality Agreement and the terms hereof, the terms hereof shall prevail. This Agreement will be filed with the Bankruptcy Court, may be distributed as an exhibit to the Plan and the Disclosure Statement and may be included or summarized in such pleadings and documents, and that any such disclosures shall not violate this section. The Parties also agree that such disclosure or any other permitted disclosure in Section 7.04 shall not be deemed to violate any confidentiality obligations owing to any Party, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Notwithstanding the foregoing, this Section 7.06 and the Confidentiality Agreement shall not in any way limit, to the extent required by Applicable Law, the disclosure of information by the Debtors in connection with the administration of the Bankruptcy Cases, pursuant to any provision of the Bankruptcy Code or any order of the Bankruptcy Court. The Parties further agree that neither this Section 7.06 nor the Confidentiality Agreement shall prohibit disclosure of information necessary or appropriate for obtaining Regulatory Approvals for the Transaction or the disclosure by Buyer of this Agreement, the terms hereof or any information required in connection with any public filings with the Securities Exchange Commission as Buyer may deem necessary or to Buyer’s financing sources for the Transaction.

Section 7.07 Mail and Other Post-Closing Inquiries. Debtors authorize Buyer on and after the Closing Date to receive and to open all mail received by Buyer relating to any of the Retained Assets. Debtors shall promptly deliver to Buyer any mail or other communication received by Debtors after the Closing Date pertaining to any of the Transferred Assets. Buyer shall promptly deliver to Debtors all other mail or communications received by Buyer or its Affiliates that relates to the Retained Assets or Retained Liabilities or to possible violations of Section 362 of the Bankruptcy Code.

Section 7.08 Exclusivity. Debtors represent that, other than the transactions contemplated by this Agreement, Debtors are not parties to or bound by any agreement with respect to a possible merger, sale, restructuring, or other disposition of all or any part of the Transferred Assets. No Debtor shall, directly or indirectly (i) solicit or negotiate or engage in discussion with respect to any Alternative Proposal or provide Confidential Information to any Person, regardless of whether such offer was unsolicited, participate in any effort or attempt by any Person (other than Buyer or its Affiliates) to do or seek to do any of the foregoing, (ii) execute an Alternative Proposal, or (iii) except as provided in this Agreement, seek or support Bankruptcy Court approval of a motion or Order inconsistent in any way with the transactions contemplated in this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of Buyer and Debtors. The obligations of Buyer and the Debtors to consummate the Closing are subject to the satisfaction of each of the following conditions:

(a) No Applicable Law shall prohibit the Transactions or the consummation of the Closing;

(b) The Bankruptcy Court shall have entered an order approving the Transactions (the “Sale Order”), which Sale Order shall have become a Final Order and in full force and effect;

(c) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained; and

(d) No Proceeding instituted by any Governmental Authority shall be pending and no injunction, order, decree or judgment of any Governmental Authority of competent jurisdiction shall be in effect, in each case which seeks to or does, as applicable, prohibit, restrain or enjoin the consummation of the Plan or the Transactions; provided, however, that the Party seeking to rely on this Section 8.01(d) as a basis not to consummate the Closing must have used commercially reasonable efforts to cause such Proceeding to have been dismissed or resolved in favor of the Parties or to prevent the entry of such injunction, order, decree or judgment.

Section 8.02 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of each of the following further conditions:

(a) Debtors shall have performed in all material respects all of their covenants and other obligations hereunder required to be performed by them on or prior to the Closing Date;

(b) The representations and warranties of Debtors set forth in Article 3 of this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of the Closing Date, other than those representations and warranties that are made as of a specific earlier date which representations need not be true and correct as of the Closing Date but must be true and correct as of such specific earlier date (except that, in each case, for purposes of this Section 8.02(b), in determining whether such representations and warranties are true and correct, all qualifications in such representations or warranties as to “material,” “in all material respects,” Debtors Material Adverse Effect or similar materiality qualifiers shall be disregarded) except: (A) for those failures to be true and correct as of the Closing Date that, individually or in the aggregate, do not constitute a Debtors Material Adverse Effect; and (B) for changes therein specifically contemplated or permitted by this Agreement or other Transaction Documents; and

(c) Buyer shall have received a certificate signed by an executive officer of Debtors with respect to the items set forth in Sections 8.02(a) and (b).

(d) There shall not have been any event causing a Debtors Material Adverse Effect.

(e) Debtors shall have delivered or be prepared to deliver all of the items required by Section 2.08 and all other items required to be delivered by Debtors as of the Closing Date pursuant to the terms and conditions of this Agreement.

(f) The Sale Order, in form and substance reasonably acceptable to Buyer, shall have been entered by the Bankruptcy Court prior to the Closing and such order shall be a Final Order and in full force and effect.

(g) No event or circumstance shall exist that would reasonably be expected to prevent Hospital LP from being able to operate the Facilities in accordance with Applicable Law in all material respects and in the Ordinary Course of Business immediately after the Closing, including with respect to Permits existing immediately prior to Closing and with respect to receiving reimbursement from Medicare and Medicaid.

(h) Hospital LP shall be reinstated and in good standing with the Secretary of State of Texas and Buyer shall have received certificates from the Secretary of State of Texas and clearance letters from the Comptroller of Accounts of Texas evidencing the fact of such reinstatement and good standing.

Section 8.03 Conditions to Obligations of Debtors. The obligation of Debtors to consummate the Closing is subject to the satisfaction (or waiver by Debtors) of the following further conditions:

(a) Buyer shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date;

(b) The representations and warranties of Buyer in Article 4 of this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of the Closing Date, other than those representations and warranties that are made as of a specific earlier date which representations need not be true and correct as of the Closing Date but must be true and correct as of such specific earlier date (except that, in each case, for purposes of this Section 8.03(b), in determining whether such representations and warranties are true and correct, all qualifications in such representations or warranties as to “material,” “in all material respects,” Buyer Material Adverse Effect or similar materiality qualifiers shall be disregarded) except: (A) for those failures to be true and correct as of the Closing Date that, individually or in the aggregate, do not constitute a Buyer Material Adverse Effect; and (B) for changes therein specifically contemplated or permitted by this Agreement or other Transaction Documents; and

(c) Debtors shall have received a certificate signed by an executive officer of Buyer Parent with respect to the items set forth in Sections 8.03(a) and (b).

(d) Buyer shall have delivered or be prepared to deliver all of the items required by Section 2.08 and all other items required to be delivered by Buyer as of the Closing Date pursuant to the terms and conditions of this Agreement;

(e) The Sale Order in form and substance reasonably acceptable to Debtors, shall have been entered by the Bankruptcy Court prior to the Closing and such order shall be a Final Order and in full force and effect

ARTICLE 9

TERMINATION

Section 9.01 Grounds for Termination. Subject to the penultimate sentence of this Section 9.01, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Debtors and Buyer;

(b) by either Debtors or Buyer if the Closing and the effectiveness of the Plan shall not have been consummated on or before December 31, 2015 (the “End Date”); provided, however, that if the Closing shall not have occurred on or before such date due to a material breach of any representation, warranty, covenants or agreements contained in this Agreement by Buyer, on one hand, or the Debtors, on the other, then the breaching Party may not terminate this Agreement pursuant to this Section 9.01(b);

(c) by either Debtors or Buyer if there shall be any Applicable Law that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d) by Buyer if:

(i) Debtors shall have breached any of their representations and warranties, or shall have failed to perform or comply with any of their covenants and agreements, contained in this Agreement such that the condition set forth in Section 8.02(a) shall not be satisfied, and Buyer shall have given at least fifteen days written notice to Debtors to cure such breaches and failures but such condition remains unsatisfied;

(ii) any condition set forth in Section 8.01 or Section 8.02 shall have become incapable of being satisfied by the End Date;

(iii) Debtors fail to consummate the transactions contemplated hereby, Buyer has otherwise complied with all of Buyer’s obligations under this Agreement, and all of the conditions contained in Section 8.01 and Section 8.03 have been satisfied;

(iv) any event has caused a Debtors Material Adverse Effect;

(v) the Bankruptcy Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code or the Bankruptcy Court enters an order appointing a trustee or an examiner with expanded powers (beyond those set forth under Section 1106(a)(3) of the Bankruptcy Code) in the Bankruptcy Cases prior to the Closing Date;

(vi) any of Debtors file a stand alone plan of reorganization or motion to approve a sale under section 363 of the Bankruptcy Code that involves a disposition of the Transferred Assets in a manner inconsistent with this Agreement;

(vii) the board of directors of any Debtor shall approve an Alternative Proposal (other than by Buyer), Debtors shall file a motion with the Bankruptcy Court seeking the approval of an Alternative Proposal, the Bankruptcy Court shall approve an Alternative Proposal (other than by Buyer); or

(viii) if (A) the Bankruptcy Court does not enter a Sale Order approving this Agreement on November 9, 2015, and (B) the Debtors do not file by November 10, 2015 a motion seeking Bankruptcy Court approval of bid protections in favor of Buyer providing that if an Alternative Proposal is closed Buyer will be entitled to the Expense Reimbursement and the Break-Up Fee, and (C) if filed, such motion referred to in the immediately preceding clause (B) is not approved by an order of the Bankruptcy Court entered no later than November 19, 2015;

(e) by Debtors:

(i) if Buyer shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 8.03(a) shall not to be satisfied, and Debtors shall have given at least 15 days written notice to Buyer to cure such breaches and failures but such condition remains unsatisfied;

(ii) if any condition set forth in Section 8.01 or Section 8.03 shall have become incapable of being satisfied by the End Date; or

(f) Automatically upon consummation of an Alternative Proposal.

Notwithstanding the foregoing, Debtors shall not be permitted to terminate this Agreement pursuant to this Section 9.01 if they are in breach of any of their representations and warranties or shall have failed to perform or comply with any of their covenants and agreements such that either (A) the condition to Closing set forth in Sections 8.02(a) shall not be satisfied or (B) such breach or failure to perform or comply by Debtors is the primary cause of the occurrence of any event giving Debtors a right to terminate this Agreement or the failure of the Closing to have occurred, and Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.01 if Buyer is in breach of any of its respective representations and warranties or shall have failed to perform or comply with any of its respective covenants and agreements such that either (A) the condition to closing set forth in Sections 8.03(a) shall not be satisfied or (B) such breach or failure to perform or comply by Buyer is the primary cause of the occurrence of any event giving Buyer a right to terminate this Agreement or the failure of the Closing to have occurred. The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.

Section 9.02 Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 9.01(a), Section 9.01(b), Section 9.01(c), Section 9.01(d)(ii), or Sections 9.01(d)(iv) through (vi), and such termination did not result from and was not caused by a breach or failure to perform by any Party: (i) such termination shall be without liability of any Party (or any stockholder, owner or Representative of such Party) to any other Party to this Agreement, (ii) this Agreement shall thereafter become void and have no effect, except as otherwise set forth in this Agreement, and (iii) the Deposit shall be returned to Buyer. If this Agreement is terminated as permitted by Sections 9.01(d)(vii) or (viii), (i) such termination shall be without liability of any Party (or any stockholder, owner or Representative of such Party) to any other Party to this Agreement, (ii) this Agreement shall thereafter become void and have no effect, except as otherwise set forth in this Agreement, (iii) the Deposit shall be returned to Buyer and (iv) if this Agreement is terminated pursuant to Section 9.01(d)(vii) after the bid protection order referred to in Section 9.01(d)(viii) has been entered by the Bankruptcy Court, Buyer shall also be entitled to receive the Breakup Fee and Expense Reimbursement upon the closing of an Alternative Proposal. The Breakup Fee and Expense Reimbursement shall be paid in cash concurrently with the consummation and closing of an Alternative Proposal and shall be paid from the first proceeds of such Alternative Proposal. The claim for such Breakup Fee and Expense Reimbursement will constitute a superpriority administrative expense claim in the Debtors’ cases and in any successor estate of any chapter 7 proceeding following conversion of any of the Debtors’ chapter 11 proceedings, pursuant to sections 364 and 503 of the Bankruptcy Code. Any Breakup Fee and Expense Reimbursement payable pursuant to this Agreement will be allowed and paid, without any further Bankruptcy Court approval or order.

(b) In the event that this Agreement is terminated by Debtors pursuant to Section 9.01(e)(i), Debtors shall be entitled to receive the Deposit, which shall be the Debtors’ sole and exclusive remedy for such breach.

(c) Buyer and Debtors acknowledge that the agreements set forth in this Section 9.02 are an integral part of the Transactions, and that without these agreements, Buyer would not enter into this Agreement. Accordingly, if Debtors wrongfully fail to timely pay any amount due pursuant to this Section 9.02, and, in order to obtain the payment, Buyer commences a suit to enforce Buyer’s rights hereunder for the payment set forth in this Section 9.02, Debtors shall pay to Buyers its reasonable costs and expenses (including reasonable attorneys’ fees), which costs and expenses shall be treated as administrative expenses under Section 507(a)(2) of the Bankruptcy Code and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment or reduction of any kind whatsoever.

(d) The provisions of Section 7.06, Article 9 and Article 10 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer:

Foundation Surgical Hospital Holdings, LLC

14000 N. Portland Ave., Suite 200

Oklahoma City, OK 73134

Attention: Legal Department

Facsimile No.: 405-608-1835

with a copy to:

McAfee & Taft A Professional Corporation

211 N. Robinson Ave., Tenth Floor

Oklahoma City, Oklahoma 73102

Attention: Louis. J. Price, Esq. and J. Michael Nordin, Esq.

Facsimile No.: [405-235-0439

Email:	Louis.Price@mcafeetaft.com
Mike.Nordin@mcafeetaft.com

if to Debtors, to:

University General Health System, Inc.

7501 Fannin Street

Houston, Texas 77054

Attention: Edward T. Laborde, Jr.

Facsimile No.: 713-375-7105

Email: ELaborde@UGHospital.com

with a copy to:

Porter Hedges LLP

1000 Main, 36th Floor

Houston, Texas 77002

Attention:	Joshua W. Wolfshohl
Nick D. Nicholas
Facsimile No.:	(713) 226-6295
(713) 226-6237

Email:	jwolfshohl@porterhedges.com
nnicholas@porterhedges.com

or such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.02 Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall terminate upon and not survive the Closing and there shall be no liability thereafter in respect thereof. Each of the covenants of the Parties hereto contained in this Agreement shall terminate upon the Closing except to the extent that performance under such covenant is to take place after Closing, in which case such covenant shall survive the Closing until the earlier of (i) performance of such covenant in accordance with this Agreement or, if time for performance of such covenant is specified in this Agreement, 60 days following the expiration of the time period for such performance and (ii) the expiration of applicable statute of limitations with respect to any claim for any failure to perform such covenant; provided, however, that if a written notice of claim with respect to any covenant to be performed after Closing is given prior to the expiration of such covenant then such covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

Section 10.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement or the Transactions shall be paid by the Party incurring such cost or expense.

Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of each other Party hereto. Notwithstanding the foregoing, Buyer may assign this Agreement and delegate the duties hereunder to an Affiliate provided that no such assignment or delegation shall relieve Buyer of its duties hereunder.

Section 10.06 Governing Law. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 10.07 Jurisdiction. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to the Transaction Documents and the transactions contained in or contemplated by the Transaction Documents, exclusively in (a) the Bankruptcy Court so long as the Bankruptcy Cases remain open and (b) after the close of the Bankruptcy Cases or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of Texas or any Texas State court sitting in Houston (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or any other Transaction Document or the Transactions (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.01.

Section 10.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original,

with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

Section 10.10 Entire Agreement. This Agreement, Confidentiality Agreement, the other Transaction Documents, and the Sale Order constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 10.11 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and in lieu of each such invalid, void or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, void or unenforceable provision as may be valid, binding and enforceable.

Section 10.12 Time of Essence. Time is of the essence in the performance of this Agreement, except as otherwise expressly provided herein.

Section 10.13 Certain Acknowledgements and Limitations.

(a) Any and all duties and obligations which any Party may have to any other Party with respect to or in connection with this Agreement, the other Transaction Documents or the Transactions are limited to those specifically set forth in this Agreement and the other Transaction Documents. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the terms of this Agreement and the other Transaction Documents on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement and the other Transaction Documents, whether or not existing and whether foreseeable or unforeseeable. Each of the Parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of the other Party on the basis of any implied obligation or otherwise.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE DEBTORS THAT ARE EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, NEITHER DEBTORS, NOR ANY OF THEIR REPRESENTATIVES HAVE MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO BUYER OR TO ANY OF THEIR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OF ANY KIND.

(c) EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED IN THIS AGREEMENT, THE ASSETS AND BUSINESS OF DEBTORS ARE BEING ACQUIRED BY BUYER AT THE CLOSING AS A RESULT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE ACQUIRED BY BUYER (AND THE ASSETS OF HOSPITAL LP SHALL BE) ON AN “AS IS, WHERE IS” BASIS AND IN THEIR THEN PRESENT CONDITION, AND BUYER SHALL RELY SOLELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, EXCEPT AS EXPLICITLY SET FORTH HEREIN, NONE OF DEBTORS OR ANY OF THEIR REPRESENTATIVES, AS THE CASE MAY BE, HAS MADE OR IS MAKING ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE VALUE OF ANY ASSET OR THE BUSINESS BEING SO ACQUIRED, OR ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO ACQUIRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER THAT ARE EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, NEITHER BUYER, NOR ANY OF ITS REPRESENTATIVES HAVE MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO DEBTORS OR TO ANY OF THEIR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OF ANY KIND.

(e) NO PERSON HAS BEEN AUTHORIZED BY DEBTORS TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO DEBTORS OR THEIR BUSINESS OR OPERATIONS OR ASSETS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS EXCEPT FOR THOSE CONTAINED HEREIN AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON.

(f) NO PERSON HAS BEEN AUTHORIZED BY BUYER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO BUYER OR ITS BUSINESSES OR OPERATIONS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS EXCEPT FOR THOSE CONTAINED HEREIN AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON.

(g) UNDER NO CIRCUMSTANCES SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LIABILITIES ARISING OUT OF ANY ACTUAL, ALLEGED OR INTENTIONAL BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY TO THIS AGREEMENT THEREFOR.

[Signatures continued on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEBTORS:

UNIVERSITY GENERAL HEALTH SYSTEM, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UGHS AUTIMIS BILLING, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UGHS AUTIMIS CODING, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UGHS ER SERVICES, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UGHS HOSPITALS, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UGHS MANAGEMENT SERVICES, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

[Signature pages to Purchase and Sale Agreement]

UGHS SUPPORT SERVICES, INC.

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UNIVERSITY HOSPITAL SYSTEMS, LLP

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

UNIVERSITY GENERAL HOSPITAL, LP

By:	University Hospital Systems, LLP, its general partner

By:	/s/ Hassan Chahadeh
Name:	Hassan Chahadeh, MD
Title:	President and CEO

BUYER:

FOUNDATION SURGICAL HOSPITAL HOLDINGS, LLC

By:	/s/ Stanton Nelson
Name:	Stanton Nelson
Title:	Manager

[Signature pages to Purchase and Sale Agreement]

EXHIBIT A

Locations of Facilities

A. University General Hospital, a 69-bed acute care hospital owned and operated by Hospital LP, with a campus located at 7501 Fannin Street, Houston, Texas 77054, and including the hospital pharmacy, the hospital laboratory, the University Wound Healing and Hyperbaric Center, and the MyQuest WeightLoss Center.